UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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QUINTILES TRANSNATIONAL HOLDINGS INC.

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2015

Notice of

Annual Meeting &

Proxy Statement

NOTICE OF 2015 ANNUAL MEETING

OF SHAREHOLDERS

To the shareholders of Quintiles Transnational Holdings Inc.:

The 2015 Annual Meeting of Shareholders of Quintiles Transnational Holdings Inc. (the “Company”) will be held on Thursday, May 7, 2015, at 9:00 a.m., local time, at the Sheraton Imperial Hotel & Convention Center, 4700 Emperor Blvd., Durham, North Carolina 27703 to consider and vote upon the following matters and to transact such other business as may be properly brought before the meeting:

1.	To elect four Class II directors.

2.	To hold an advisory (nonbinding) vote to approve executive compensation.

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

Shareholders of record at the close of business on March 5, 2015 are entitled to notice of, and to vote at, the Annual Meeting.

We hope you will attend the Annual Meeting in person. Whether or not you plan to attend the meeting, we urge you to vote as promptly as possible to ensure that your shares are represented at the meeting.

By Order of the Board of Directors

James H. Erlinger III

Executive Vice President,

General Counsel and Secretary

Durham, North Carolina

March 23, 2015

QUINTILES TRANSNATIONAL HOLDINGS INC.

PROXY STATEMENT

2015 Annual Meeting of Shareholders

May 7, 2015

GENERAL INFORMATION

What are these materials?

The Board of Directors (the “Board”) of Quintiles Transnational Holdings Inc. (we, us, our, Quintiles, or “our Company”) is soliciting your proxy in connection with our Company’s annual meeting of shareholders, or the Annual Meeting, to be held on Thursday, May 7, 2015, at 9:00 a.m., local time, and at any postponements or adjournments thereof. The proxy materials for the Annual Meeting, including this proxy statement and our annual report to shareholders, are being made available to shareholders on or about March 23, 2015. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement. We will hold the Annual Meeting at the Sheraton Imperial Hotel & Convention Center, 4700 Emperor Blvd., Durham, North Carolina 27703.

What items will be voted on at the Annual Meeting?

We will hold the Annual Meeting to vote on the following proposals and conduct such other business as may be properly brought before the meeting:

Proposal One. The election of four Class II directors as set forth in this proxy statement;

Proposal Two. An advisory (nonbinding) vote to approve executive compensation;

Proposal Three. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015.

What are our Board’s voting recommendations?

Our Board recommends that you vote your shares:

“FOR” each of the nominees to our Board (Proposal One);

“FOR” the advisory (nonbinding) vote to approve executive compensation (Proposal Two); and

“FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015 (Proposal Three).

How can I obtain electronic access to the proxy materials?

Our proxy materials are available at http://materials.proxyvote.com/74876Y. This website address is included as an inactive textual reference only. Information on this website does not constitute part of this proxy statement.

Important Notice Regarding the Availability of Proxy Materials

For the Shareholder Meeting to Be Held on May 7, 2015:

The Annual Report and proxy statement will be available free of charge on the Internet at:

http://materials.proxyvote.com/74876Y

Pursuant to rules adopted by the United States Securities and Exchange Commission, or the SEC, we use the Internet as the primary means of furnishing proxy materials to shareholders. Accordingly, beginning on or about March 23, 2015, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders. The Notice contains instructions on how you can access our proxy materials, including this proxy statement, over the Internet or request a printed copy of our proxy materials. The Notice also instructs you on how you can vote using the Internet and by telephone.

In addition, the Notice contains instructions on how to request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. If you choose to follow the instructions in the Notice for making this request, the materials will be sent promptly to you in the manner you select and you will continue to receive these materials via the method selected unless you elect otherwise. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings and reduce printing and mailing costs.

Where are our principal executive offices located and what is our main telephone number?

Our principal executive offices are located at 4820 Emperor Blvd., Durham, North Carolina 27703. Our main telephone number is (919) 998-2000.

Why did my household only receive one paper copy of the Notice? How can I obtain an additional copy of the proxy materials?

We have adopted a procedure approved by the SEC, known as “householding.” Under this procedure, we deliver a single copy of the Notice and, if requested, our proxy materials, to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure reduces our printing and mailing costs and the environmental impact of our annual meetings. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate Notice or a copy of this proxy statement and our annual report to any shareholder at a shared address to which we delivered a single Notice.

To receive free of charge a separate copy of this proxy statement and our annual report, shareholders may write or call our Company at the following:

Quintiles Investor Relations

4820 Emperor Blvd.

Durham, North Carolina 27703

(919) 998-2590

Shareholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Who may vote at the Annual Meeting?

Only shareholders of record at the close of business on March 5, 2015 are entitled to vote at the Annual Meeting and any postponements or adjournments thereof. At that time, there were 124,797,705 shares of our common stock outstanding, each of which is entitled to one vote on each matter submitted to a vote at the meeting.

How do I vote my shares?

You may vote shares by proxy or in person using one of the following methods:

Voting by Mail. If you requested printed proxy materials, you can vote using your proxy card by marking, dating and signing the card and returning it by mail in the accompanying postage-paid envelope. You should mail your signed proxy card sufficiently in advance for it to be received by the close of business on Wednesday, May 6, 2015.

Voting in Person. You can vote in person at the meeting if you are the record owner of the shares to be voted. You can also vote in person at the meeting if you present (i) a properly signed proxy that authorizes you to vote shares on behalf of the record owner and (ii) valid picture identification such as a driver’s license or passport. If a broker, bank, custodian or other nominee holds your shares, to vote in person at the meeting you must present a letter or other proxy appointment, signed on behalf of the broker or nominee, granting you authority to vote the shares.

Voting by Internet. You may vote over the Internet by visiting www.proxyvote.com and entering the control number found in the Notice. The deadline for voting over the Internet is Wednesday, May 6, 2015 at 11:50 p.m. Eastern time.

Voting by Telephone. You may vote by calling the following toll-free telephone number: 1-800-454-8683. The deadline for voting by telephone is Wednesday, May 6, 2015 at 11:50 p.m. Eastern time.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned a proxy card. If you are not the holder of record of your shares, the availability of Internet and telephone voting may depend on the voting process of the organization that holds your shares.

How do I vote shares held by a broker or other nominee?

If a broker, bank, custodian or other nominee holds your shares, you may have received a notice or voting instruction form from them. Please follow the directions that your broker, bank, custodian or other nominee provides or contact the firm to determine the voting methods available to you. Brokers are not permitted to vote for Proposals One, or Two, if the broker has not received instructions from the beneficial owner of shares. It is particularly important, if you hold your shares through a broker or other nominee, that you instruct your broker how you wish to vote your shares because brokers will have discretionary voting authority only with respect to Proposal Three if you do not do so.

How do I revoke my proxy and change my vote?

You can revoke your proxy and change your vote by (1) attending the Annual Meeting and properly voting in person, (2) delivering written notice of revocation of your proxy to our Corporate Secretary at any time before voting is closed, (3) timely submitting new voting instructions by telephone or over the internet as described above, or (4) timely submitting a signed proxy card bearing a later date.

How will my proxy be voted?

If you timely submit your proxy as described above and have not revoked it, your shares will be voted or withheld from voting in accordance with the voting instructions you gave. If you timely submit your proxy as described above without giving voting instructions, your shares will be voted “FOR” the election of the director nominees listed in this proxy statement (Proposal One), “FOR” the advisory (nonbinding) vote to approve executive compensation (Proposal Two), and “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015 (Proposal Three).

What is the quorum requirement for the Annual Meeting?

A quorum must be present at the meeting before business can be conducted. A quorum will be present if a majority of the shares entitled to vote are represented in person or by proxy at the meeting. Shares represented by a proxy that withholds authority to vote or with instructions to abstain from voting on any matter will be considered present for purposes of determining the existence of a quorum. Shares represented by a proxy as to which a broker, bank, custodian or other nominee has indicated that it does not have discretionary authority to vote on certain matters (sometimes referred to as “broker non-votes”) will also be considered present for purposes of determining the existence of a quorum.

What votes are required to approve each proposal?

Proposal One (Election of Directors). Directors will be elected by a plurality of the votes cast. The nominees who receive the most votes will be elected to fill the available positions. Shareholders do not have the right to vote cumulatively in electing directors. Withholding authority in your proxy to vote for a nominee will result in the nominee receiving fewer votes. Because no director’s nomination is contested, all nominees will be elected so long as they receive any votes.

Proposal Two (Advisory Vote to Approve Executive Compensation). With respect to this proposal, our executive compensation will be approved on an advisory basis if the votes cast for approval exceed the votes cast against approval. Because your vote to approve executive compensation is advisory, it will not be binding upon our Board, overrule any decision by our Board, or create or imply any additional fiduciary duties on our Board or any member of our Board. Our Compensation and Talent Development Committee (the “Compensation Committee”) will, however, take into account the outcome of the vote when considering future executive compensation arrangements.

Proposal Three (Ratification of Appointment of Independent Registered Public Accounting Firm). Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015 will be approved if the votes cast for approval exceed the votes cast against approval. Although shareholder ratification of the appointment is not required by law or our third amended and restated bylaws, or our bylaws, our Audit Committee has determined that, as a matter of corporate governance, the selection of our independent registered public accounting firm should be submitted to our shareholders for ratification. If the appointment of PricewaterhouseCoopers LLP is not ratified by a majority of the votes cast at the Annual Meeting, our Audit Committee will consider the appointment of other independent registered public accounting firms. Even if the appointment is ratified, our Audit Committee may change the appointment at any time if it determines that the change would be in the best interests of our Company and our shareholders.

Abstentions and broker non-votes will not be counted for purposes of determining whether these proposals have received sufficient votes for approval.

Who is paying the costs of this proxy solicitation?

Our Company is paying the costs of the solicitation of proxies. We will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy materials to beneficial owners. In addition, certain of our directors, officers and regular employees, without additional compensation, may solicit proxies on our behalf in person, by telephone, or by electronic communication.

How can I obtain additional information about Quintiles?

Our annual report on Form 10-K and other SEC filings may be accessed at www.sec.gov or on our website at www.quintiles.com/investors. Information on our website does not constitute part of this proxy statement. We will provide copies of our 2014 annual report to shareholders, including our annual report on Form 10-K for the year ended December 31, 2014, including the exhibits and schedules hereto, without charge to any shareholder who makes a written request to our Corporate Secretary at 4820 Emperor Blvd., Durham, North Carolina 27703.

How can I attend the Annual Meeting?

Only shareholders as of the close of business on March 5, 2015 are entitled to attend the Annual Meeting. Admission will begin at 8:30 a.m. local time on the date of the Annual Meeting, and each shareholder must present valid picture identification such as a driver’s license or passport and, if asked, provide proof of stock ownership as of the record date. The use of mobile phones, pagers, recording or photographic equipment, tablets and/or computers is not permitted at the Annual Meeting. Requests for directions to the meeting location may be directed to Investor Relations, Quintiles Transnational Holdings Inc., 4820 Emperor Blvd., Durham, North Carolina 27703.

How can I find out the results of the voting at the Annual Meeting?

One or more persons will be appointed to act as the inspector of election at the Annual Meeting. Voting results will be announced by the filing of a current report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended current report on Form 8-K within four business days of the day the final results are available.

BACKGROUND

In January 2008, Quintiles Transnational Corp., our wholly owned subsidiary through which we conduct our operations, or Quintiles Transnational, engaged in what we refer to as the Major Shareholder Reorganization, which resulted in our ownership by Dennis B. Gillings, CBE, Ph.D., or Dr. Gillings, and his affiliates, investment funds associated with Bain Capital Investors, LLC, or Bain Capital, affiliates of TPG Global, LLC, or the TPG Funds (we refer to TPG Global, LLC as “TPG Global” and together with its affiliates, as “TPG”), affiliates of 3i Corporation, or 3i, certain other shareholders who participated in our 2003 going private transaction, and various members of our management. We refer to each of the private investment firms of Bain Capital, TPG, and 3i, together with any of their respective affiliates who own our shares, as a “Sponsor.” In connection with the Major Shareholder Reorganization, we entered into a shareholders agreement with certain of our shareholders, or the Shareholders Agreement (as subsequently amended and restated).

In December 2009, we completed what we refer to as the Holding Company Reorganization, whereby we formed Quintiles Transnational Holdings Inc. as the parent company of Quintiles Transnational. In May 2013, we returned to the public markets by completing an initial public offering, or IPO, on the New York Stock Exchange LLC, or the NYSE, and our common stock now trades under the stock symbol “Q.”

In November 2014, our Sponsors’ collective ownership of the Company decreased below 50% of our outstanding shares. As a result, we no longer qualify as a “controlled company” within the meaning of the corporate governance standards contained in Section 303A of the NYSE Listed Company Manual. In order to facilitate the transition to full compliance with the applicable NYSE listing rules following our loss of “controlled company” status, we and the Sponsors amended and restated the Shareholders Agreement to, among other things, revise the Sponsors’ rights to designate director nominees and related voting obligations. The changes to the Shareholders Agreement are more fully described below under “Proposal One—Election of Four Class II Directors—Voting Requirements Under the Shareholders Agreement.”

PROPOSAL ONE — ELECTION OF FOUR CLASS II DIRECTORS

In connection with the loss of “controlled company status” and in preparation for transition to full compliance with the NYSE listing rules requiring a majority of independent directors on our Board, we increased the size of our Board from 11 to 13 directors for a transition period through November 2015. Subject to certain limitations that are described below under “—Voting Requirements Under the Shareholders Agreement,” the shareholders party to the Shareholders Agreement have agreed to vote their respective shares in favor of the following nominees to our Board during this transition period:

•	two individuals to be designated by Dr. Gillings (and certain affiliates) (currently Dr. Gillings and Mireille Gillings, Ph.D.);

•	the Chief Executive Officer of the Company;

•	two individuals to be designated by Bain Capital (currently John P. Connaughton and Christopher R. Gordon);

•	two individuals to be designated by the TPG Funds (currently Fred E. Cohen, M.D., D.Phil., F.A.C.P. and Jonathan J. Coslet);

•	one individual to be designated by 3i (currently Richard Relyea); and

•	five individuals to be designated by the Governance, Quality and Nominating Committee (the “Governance Committee”) (currently Jack M. Greenberg, Michael J. Evanisko, Leonard D. Schaeffer, and John M. Leonard, M.D. plus one vacancy), each of whom:

[o]	is not an affiliate or associate of any shareholder party to the Shareholders Agreement;

[o]	is not employed by us or any of our subsidiaries, affiliates or associates; and

[o]	qualifies as an “independent director” under applicable law and in accordance with the rules and regulations of the SEC and the NYSE (or any other applicable self-regulatory organization), each a Disinterested Nominee.

On February 5, 2015, the Company appointed John M. Leonard, M.D. to the Board based on the recommendation of the Governance Committee and pursuant to the Shareholders Agreement. The Board intends to fill the remaining vacancy with another independent director as soon as practicable, which may occur before or after the Annual Meeting. Also on February 5, 2015, in connection with the Board’s orderly evolution, Dr. Gillings announced his desire to transition from his role as Executive Chairman to a director role and the Shareholders Agreement provides that he will transition out of his role as Executive Chairman and Chairman of the Board, effective December 31, 2015. We understand that Dr. Gillings plans to continue to serve as a director pursuant to his director nomination right under the Shareholders Agreement.

The directors are divided into three classes (Classes I, II and III), with staggered three-year terms:

•	Class II directors, whose initial term will expire at the Annual Meeting;

•	Class III directors, whose initial term will expire at the annual meeting of shareholders to be held in 2016; and

•	Class I directors, whose term will expire at the annual meeting of shareholders to be held in 2017.

Due to our classified Board structure, unless a vacancy occurs within a class of directors, only one class of directors is elected at each annual meeting of shareholders, with the other classes continuing for the remainder of their respective three-year terms. If a vacancy occurs, the director appointed to fill such vacancy serves only until the next annual meeting following his or her appointment.

The Class I directors consist of Dr. Gillings and Messrs. Coslet, Evanisko and Gordon; the Class II directors consist of Drs. Cohen and Leonard and Messrs. Connaughton and Schaeffer; and the Class III directors consist of Dr. Mireille Gillings and Messrs. Greenberg, Pike and Relyea. Information regarding each of our directors set forth below under “—Directors.”

This year, Class II directors will stand for re-election, including Dr. Leonard, who our Board appointed in February 2015 as a new Class II director to fill a vacancy created when the Board increased its size from 11 to 13. Consistent with the requirements of the Shareholders Agreement, our articles of incorporation and our bylaws, our Board has nominated each of our current Class II directors for re-election as Class II directors at the Annual Meeting. If re-elected at the Annual Meeting, each Class II director nominee will hold office until our 2018 annual meeting or until his successor has been duly elected and qualified or until his earlier death, resignation, retirement, disqualification or removal from office.

Our Board of Directors recommends that shareholders vote FOR the election of each of the above named nominees as directors.

Unless there is a contrary indication, shares of common stock represented by valid proxies will be voted FOR the election of all of the nominees. If for any reason a nominee should become unable or unwilling to serve as a director, which is not expected, the shares represented by valid proxies will be voted for the election of such other person as our Board may recommend.

Directors

Information regarding each of our directors, including their age as of March 23, 2015, their tenure on our Board and other information regarding their experience and qualifications, is set forth below. There are no family relationships between any of our executive officers or directors, except for Dr. Dennis Gillings and Dr. Mireille Gillings, who are married.

Class I Directors

Dennis B. Gillings, CBE, Ph.D., age 70, has served as our Executive Chairman and as a director since he founded our Company in 1982. He also served as our Chief Executive Officer from 1982 to December 2012. Dr. Gillings taught for more than 15 years as a professor at the University of North Carolina at Chapel Hill. Dr. Gillings serves on several other boards and councils, including the International Advisory Council to Singapore, the International Advisory Board for the Scottish Enterprise, and the Advisory Board of the Schaeffer Health Policy Institute at the University of Southern California. He served as the founding Chairman of the Association of Clinical Research Organizations, a Washington-based trade group formed in 2002. He also served as a director of Icagen, Inc., a biopharmaceutical company, from 1997 until June 2011. He was awarded the Commander in The Most Excellent Order of the British Empire in 2004. Dr. Gillings served as Pro Chancellor of the University of Southampton from 2006 to 2011. In 2012, he received the SCRIP Lifetime Achievement Award in recognition of contributions to the pharmaceutical industry. Dr. Gillings received a diploma in Mathematical Statistics from Cambridge University in 1967 and a Ph.D. in Mathematics from the University of Exeter, England, in 1972. During 1996 to 1997, Dr. Gillings received honorary Professorships of Medicine from Beijing University, Peking Union Medical College, Shanghai University and Xian University. Dr. Gillings has also received Honorary Doctorate degrees from the University of Exeter, the University of North Carolina at Chapel Hill, and the University of Southampton. In 2008, he became an Honorary Fellow at Queen Mary, University of London.

Jonathan J. Coslet, age 50, has served as a director since our going private transaction in 2003. Mr. Coslet is a Senior Partner and the Chief Investment Officer of TPG. He is also Chairman of TPG’s Investment Committee and Management Committee and serves as a member of its Holdings Management Committee. Prior to joining TPG in 1993, Mr. Coslet was in the Investment Banking department of Donaldson, Lufkin & Jenrette, specializing in leveraged acquisitions and high yield finance from 1991 to 1993. From 1987 to 1989, Mr. Coslet worked at Drexel Burnham Lambert Incorporated. Mr. Coslet serves on the board of directors of IASIS Healthcare Corporation, an operator of hospitals, PETCO Animal Supplies, Inc., a pet supply retailer, and Biomet, Inc., a medical device company. Mr. Coslet was formerly a director of J Crew Group, Inc., an apparel retailer, Burger King Corporation, a global fast food hamburger restaurant chain, Caesars Entertainment Corporation, a casino-entertainment provider and Neiman Marcus, Inc., an operator of retail stores. Mr. Coslet also serves on the Harvard Business School Advisory Board for the West Coast. Mr. Coslet received his Master of Business Administration from Harvard Business School in 1991, where he was a Baker Scholar and a Loeb Fellow, and his Bachelor of Science in Economics (Finance) from the University of Pennsylvania Wharton School, where he was Valedictorian, summa cum laude, a Gordon Fellow and a Steur Fellow.

Michael J. Evanisko, age 65, has served as a director since May 2010. Mr. Evanisko is currently Chairman of PARx Solutions, Inc., a provider of processing services for physician practices, where he has served as a director and Chairman since June 2012. From September 2010 to December 2012, Mr. Evanisko served on the board of BackChannel Media, Inc., a broadcast technology developer. From July 2008 to May 2011, he served as a consultant to Clarion Healthcare Consulting, LLC, a strategic and organizational consulting firm to pharmaceutical, biotechnology and medical device and diagnostics businesses. From June 2002 to February 2008, Mr. Evanisko served as Executive Chairman of Adheris, Inc., a provider of educational and informational services to patients taking prescription medications. From January 2008 to June 2008, he also served as a consultant to M|C Communications, LLC, a provider of certified medical education to physicians. He received his Bachelor’s degree in Labor Studies from Pennsylvania State University, his Master of Public Administration from Pennsylvania State University, his Master of Arts in Administrative Sciences from Yale University and his Master of Philosophy from Yale University.

Christopher R. Gordon, age 42, has served as a director since November 2009 and has been involved with our Company since the time of Bain Capital’s investment in January 2008. Mr. Gordon is a Managing Director of Bain Capital, which he joined in 1997. Prior to joining Bain Capital, Mr. Gordon was a consultant at Bain & Company, Inc. Mr. Gordon also currently serves as a director of Air Medical Group Holdings, Inc., a provider of air medical services, CRC Health Corporation, a provider of treatment and educational programs related to behavioral issues, SunGard Data Systems Inc., a software and technology services company, and Physio-Control, Inc, a provider of emergency medical response technology. Mr. Gordon was formerly a director of Accellent, Inc., a medical manufacturing supply company, and HCA Holdings, Inc., a corporate operator of hospitals and health systems. He is a founding director of the Healthcare Private Equity Association and volunteers for a variety of charitable organizations, serving on the board of directors of Year Up—Boston, as a member of the Boston Medical Center Foundation Board, and the Boston Medical Center Health Plan Board, and also as a Trustee of the Dana-Farber Cancer Institute. Mr. Gordon received his A.B. in Economics from Harvard College and Master of Business Administration from Harvard Business School.

Class II Directors

John P. Connaughton, age 49, has served as a director since January 2008. Since 1997, Mr. Connaughton has been a Managing Director of Bain Capital, which he joined in 1989. Prior to joining Bain Capital, Mr. Connaughton was a consultant at Bain & Company, Inc., where he worked in the healthcare, consumer products and business services industries. Mr. Connaughton also serves as a director of iHeartMedia, Inc., a global media and entertainment company, Air Medical Group Holdings, Inc., a provider of air medical services, Bio Products Laboratory, a United Kingdom based producer of plasma products, Grupo NotreDame Intermedica, a Brazil based healthcare provider, and The Boston Celtics, a National Basketball Association franchise. Mr. Connaughton was formerly a director of SunGard Data Systems Inc., a software and technology services company, Warner Music Group Corp., a music-based content company, Warner Chilcott plc, an international pharmaceutical company, HCA Holdings, Inc., a corporate operator of hospitals and health systems, and CRC Health Corporation, a provider of treatment and educational programs related to behavioral issues. He also volunteers for a variety of charitable organizations, serving as a member of The Berklee College of Music Board of Trustees and the University of Virginia McIntire Foundation Board of Trustees. Mr. Connaughton received a Bachelor of Science in commerce from the University of Virginia and a Master of Business Administration from Harvard Business School, where he was a Baker Scholar.

Fred E. Cohen, M.D., D.Phil., F.A.C.P., age 58, has served as a director since May 8, 2007. Dr. Cohen is a TPG Partner, having joined TPG in 2001, and serves as the head of TPG’s biotechnology group. Dr. Cohen also served as an Adjunct Professor of Cellular and Molecular Pharmacology at the University of California, San Francisco from 1988 until 2014. Dr. Cohen serves as a director of Genomic Health Inc., a company focused on providing actionable genomic health information, BioCryst Pharmaceuticals, Inc., a company focused on designing and developing small-molecule drugs, Veracyte, Inc., a diagnostics company, Five Prime Therapeutics, Inc., a clinical-stage biotechnology company, and Tandem Diabetes Care®, Inc., a diabetes products company. He is a member of the Institute of Medicine and the American Academy of Arts and Sciences. He has served as a trustee of Autistica, a United Kingdom based charity. Dr. Cohen holds a Bachelor of Science degree in Molecular Biophysics and Biochemistry from Yale University, a D.Phil. in Molecular Biophysics from Oxford University, where he was a Rhodes Scholar, and an M.D. from Stanford University.

John M. Leonard, M.D., age 57, has served as a director since February 5, 2015. Since July 2014, Dr. Leonard has served as the Chief Medical Officer at Intellia Therapeutics, Inc., a biotechnology company involved in gene-based therapy. Dr. Leonard previously served as the Chief Scientific Officer and Senior Vice President of Research and Development at AbbVie Inc., a global pharmaceutical company, from its spin-out from Abbott Laboratories in January 2013 until retiring from those positions at the end of 2013. Prior to the formation of AbbVie, Dr. Leonard served as Senior Vice President of Global Pharmaceutical Research and Development at Abbott from 2008 to 2012. He has over 30 years of combined experience in medicine, research and management, including serving in various roles at Abbott beginning in 1992. Dr. Leonard also serves as a director of Chimerix, Inc., a biopharmaceutical company. Dr. Leonard completed an Internship and Residency in Internal Medicine at Stanford University Hospital followed by a Postdoctoral Fellowship in Molecular Virology at the National Institute of Allergy and Infectious Diseases at the National Institutes of Health. Dr. Leonard earned a Bachelor’s Degree in Biochemistry from the University of Wisconsin at Madison and a Doctorate in Medicine from Johns Hopkins University in Baltimore, MD. Dr. Leonard completed an Internship and Residency in Internal Medicine at Stanford University Hospital followed by a Postdoctoral Fellowship in Molecular Virology at the National Institute of Allergy and Infectious Diseases at the National Institutes of Health.

Leonard D. Schaeffer, age 69, has served as a director since January 2008. He has served as a TPG Senior Advisor since 2006, and has also served as a partner of North Bristol Partners LLC, a privately held consulting company, since 2006. From 2007 to 2011, Mr. Schaeffer served as the Chairman of the Board of Surgical Care Affiliates, LLC, a privately held company operating a national network of ambulatory surgical centers and surgical hospitals. Mr. Schaeffer formerly served as Chairman of the Board of WellPoint, Inc. (now Anthem, Inc.), then the largest health insurance company in the United States, Chairman and Chief Executive Officer of WellPoint Health Networks Inc. and Chairman and Chief Executive Officer of Blue Cross California and as a director of Allergan, Inc., a publicly traded specialty pharmaceutical company (1993 – 2011), and as a director of Amgen, Inc, a publicly traded biotechnology company (2004 – 2013). While serving in the federal government from 1978 to 1980, Mr. Schaeffer was Administrator of the Health Care Financing Administration (now CMS) and was responsible for the United States Medicare and Medicaid programs. Mr. Schaeffer was named the Judge Widney Professor and Chair at the University of Southern California in 2007 and serves on the board of the Brookings Institution, the RAND Corporation, the University of Southern California, and on the Board of Fellows of Harvard Medical School. He is a member of the Institute of Medicine of the National Academy of Sciences. Mr. Schaeffer received his Bachelor of Arts from Princeton University in 1969.

Class III Directors

Mireille Gillings, Ph.D., age 51, has served as a director since February 2013. Dr. Mireille Gillings has served as Chief Executive Officer, President and a director of HUYA Bioscience International, LLC, or HUYA, an accelerator and co-developer of novel pharmaceutical products originating in China, since founding the company in 2004, and became its Executive Chair in January 2013. She is also the vice chair and co-founder of GHO Capital, a private equity fund specializing in global health. Dr. Mireille Gillings has over 22 years of scientific experience in the biotechnology industry, including in drug development, operational leadership, pre-clinical research design, establishing academic partnering programs and researching neurological diseases, and has considerable expertise in biopharmaceutical innovation in China. She serves on the board of the Pasteur Foundation. Dr. Mireille Gillings also serves on the board of Sente Inc., a privately held specialty aesthetics company. Dr. Mireille Gillings received a Bachelor of Arts degree from Concordia University in Montreal and holds a Ph.D. from Radboud University in Nijmegen in the Netherlands and post-doctoral fellowships at Bordeaux University in France, and Scripps Research Institute.

Jack M. Greenberg, age 72, has served as a director since January 2004. He has served as Chairman of The Western Union Company, a money transfer services firm, since September 2006 and InnerWorkings, Inc., a global marketing supply chain company, since June 2010. He formerly served as Chairman and Chief Executive Officer of McDonald’s Corporation from May 1999 and August 1998, respectively, until his retirement in December 2002. Before becoming its Chief Executive Officer, Mr. Greenberg held various senior positions at McDonald’s, including Vice-Chairman, President and Chairman and Chief Executive Officer of McDonald’s USA, a division of McDonald’s Corporation. Mr. Greenberg also serves as a director of The Allstate Corporation, a property and casualty insurance company, Hasbro, Inc., a publicly traded branded play company. He also served as a director of Manpower Inc., a publicly traded workforce solutions company, from October 2003 to September 2014. He is a member of the American Institute of Certified Public Accountants, the Illinois CPA Society and the Chicago Bar Association. Mr. Greenberg is also a member of the board of trustees of DePaul University (having previously served as its Chairman), The Field Museum and the Institute of International Education, as well as the Chairman of the board of directors of the Metropolitan Pier & Exposition Authority. He formerly served on the executive committee of The Chicago Community Trust. Mr. Greenberg holds a business degree from DePaul University’s School of Commerce and a Juris Doctor from DePaul University’s School of Law.

Thomas H. Pike, age 55, has served as Chief Executive Officer of Quintiles Transnational since April 2012, as a director since August 2012 and as our Chief Executive Officer since January 2013. Mr. Pike served as Chief Executive Officer of Accelion, Inc., a healthcare outsourcing firm, from January 2010 to November 2010. Following his service with Accelion, Inc., Mr. Pike acted as an independent consultant. Mr. Pike previously spent 22 years with Accenture, a global management consulting, technology services and outsourcing company, including serving as Chief Risk Officer from September 2009 to January 2010, Managing Director—North America Health and Products Industries from December 2006 to August 2009, Chief Operating Officer—Global Resources Industries from March 2002 to December 2006 and Managing Partner—Growth & Strategy from 1999 until March 2002. Mr. Pike began his career in the consulting industry, including as a Senior Engagement Manager with McKinsey & Company from 1989 to 1992. Mr. Pike received his Bachelor of Science in Accounting from the University of Delaware.

Richard Relyea, age 38, has served as a director since December 2013. Mr. Relyea joined 3i in 2007 as a member of the North America Private Equity team. In this role, he has been involved in 3i’s investments in a number of companies, including Mold-Masters Limited and Hilite International. Prior to joining 3i, Mr. Relyea was a principal at Halyard Capital where he invested in companies in the business services, media and communications sectors. He also served as an associate at Entrade Inc., where he made investments in technology and digital infrastructure businesses. Mr. Relyea began his career at Security Capital Group’s Preferred Growth Private Equity Fund, where he made investments in real estate operating companies and investment trusts. He is actively involved in several non-profit organizations and is president of the New York Private Equity Network. Mr. Relyea received a B.A. in Economics from Williams College.

Executive Officers

Information regarding each of our executive officers (other than Dr. Gillings and Mr. Pike), including their age as of March 23, 2015, their tenure with our Company and other information regarding their experience and qualifications, is set forth below.

Kevin K. Gordon, age 52, has served as our Executive Vice President and Chief Financial Officer since July 2010. Prior to joining us, he spent 13 years with Teleflex Incorporated, a global, publicly traded health care company, serving as Executive Vice President and Chief Financial Officer from March 2007 to January 2010 and serving in various corporate development roles from January 1997 to March 2007. Prior to serving at Teleflex, Mr. Gordon spent 12 years in senior finance positions with Package Machinery Company and KPMG. Mr. Gordon received his Bachelor’s degree in Accounting from the University of Connecticut.

James H. Erlinger III, age 56, has served as our Executive Vice President, General Counsel since January 2013 and as our Secretary since February 2013. Prior to joining us, he spent over 27 years practicing corporate law at Bryan Cave, LLP, a multinational law firm. Mr. Erlinger focused his practice on outsourcing, healthcare, joint ventures, mergers and acquisitions, licensing and capital formation. Mr. Erlinger is a certified public accountant and received his Bachelor’s degree in Finance from the University of Missouri-Columbia, his Master of Business Administration from the University of Missouri-Columbia, College of Business and his Juris Doctor from the University of Missouri-Kansas City School of Law.

Qualifications of Our Board

Our Board of Directors seeks to ensure that its members have experience, qualifications, attributes and skills that will facilitate the effectiveness of our Board’s oversight responsibilities. Our Board has adopted a corporate governance policy that includes broadly defined, nonbinding guidelines for Board membership such as experience, diversity and term limits.

We believe that the individual and collective experience of our current directors adds value to our Board and our Company. With respect to Mr. Pike, we believe that Mr. Pike’s extensive executive experience, as well as his understanding of our business and strategy from his service as our Chief Executive Officer, qualify him for service as a director, bring a valuable perspective to our Board and provide a vital link between management and our Board. Each of the Disinterested Nominees, including the two standing for election at the Annual Meeting, has been nominated by our Governance Committee. With respect to Mr. Evanisko, we believe that Mr. Evanisko’s over 30 years’ experience in management consulting and entrepreneurial ventures in healthcare and his service on our Board since 2010 qualify him for service as a director and bring a valuable perspective to our Board. With respect to Mr. Greenberg, we believe that his previous service as the chairman, chief executive officer and chief financial officer of a global company, McDonald’s Corporation, qualifications as a certified public accountant and current or former service on a number of other public company boards, including as chairman, qualify him for service as a director and bring a valuable perspective to our Board. With respect to Mr. Schaeffer, we believe that his substantial health insurance experience as a former chairman of WellPoint, Inc. and chairman and chief executive officer of WellPoint Health Networks Inc. and Blue Cross of California qualify him for service as a director and bring a valuable perspective to our Board. Finally, with respect to Dr. Leonard, we believe that his over 30 years’ experience in medicine, research and management, including serving in various roles at Abbott beginning in 1992 qualify him for service as a director and bring a valuable perspective to our Board.

With respect to our other directors, who were elected to our Board as a consequence of our shareholders’ nomination rights pursuant to the Shareholders Agreement, we are unaware of the specific experience, qualifications, attributes or skills that led to each shareholder’s decision to nominate these directors to our Board. With respect to the value they add to our Board and our Company, however, we note in particular that (1) Dr. Gillings brings the unique perspective of over 30 years of industry experience and continuous leadership of our Company since its founding, which provide valuable insight to and a vital link between management and our Board; (2) Dr. Mireille Gillings, the other Gillings Nominee, has over 20 years’ experience in the biotechnology industry, including, since 2004, as the founder, president, chief executive officer, executive chair and director of HUYA; (3) each of Messrs. Connaughton and Gordon is a Managing Director of Bain Capital, serves on other public company boards and has over 15 years’ experience in the private equity industry, as well as extensive experience in the healthcare industry; (4) each of Dr. Cohen and Mr. Coslet is a TPG Partner or Senior Partner and has over 25 years’ experience, including experience in the pharmaceutical, private equity and/or investment banking industries; and (5) Mr. Relyea has over 15 years’ experience in the private equity industry.

Voting Requirements Under the Shareholders Agreement

Under the Shareholders Agreement, the Sponsors have agreed, until November 2015, to vote their shares in favor of the following 13 Board nominees:

•	two individuals to be designated by Dr. Gillings (and certain affiliates);

•	the Chief Executive Officer of the Company;

•	two individuals to be designated by Bain Capital;

•	two individuals to be designated by the TPG Funds;

•	one individual to be designated by 3i; and

•	five individuals to be designated by the Governance Committee, each of whom:

[o]	is not an affiliate or associate of any Sponsor;

[o]	is not employed by the Company or any of the Company’s subsidiaries, affiliates or associates; and

[o]	qualifies as an “independent director” under applicable law and in accordance with the rules and regulations of the Securities and Exchange Commission and the NYSE (or any other applicable self-regulatory organization).

The Company and each Sponsor have agreed to use their best efforts to cause the Board to reduce its size from 13 directors to 9 directors in November 2015, and thereafter, the Sponsors have agreed to vote their shares in favor of the following 9 Board nominees:

•	one individual to be designated by Dr. Gillings (and certain affiliates);

•	the Chief Executive Officer of the Company;

•	one individual to be designated by Bain Capital;

•	one individual to be designated by the TPG Funds; and

•	five individuals to be designated by the Governance Committee, each of whom meets the independence requirements described above.

In addition, the Shareholders Agreement requires the Company and each Sponsor to use their reasonable best efforts to cause the Board to appoint a majority of independent directors to each of the Compensation Committee and the Governance Committee (which the Board did at its February 2015 meeting) and to cause those committees to be composed solely of independent directors by November 2015. Following these actions in November 2015, 3i will no longer be a party to the Shareholders Agreement.

After November 2015, if any of Dr. Gillings (together with his affiliates), Bain Capital or the TPG Funds ceases to beneficially own 5% or more of the then outstanding shares of our common stock, then such Sponsor will no longer have the right to designate a nominee to our Board under the Shareholders Agreement nor will that Sponsor be required to vote in accordance with the Shareholders Agreement. Under the Shareholders Agreement, if any Sponsor no longer has the right to designate a nominee, the Sponsor is required to promptly notify the Company in writing. Upon receipt of such notice, the Company’s independent directors will meet to determine whether to request the Sponsor to cause the director designated as its nominee to resign from the Board. If requested in writing by a majority of the independent directors, such Sponsor is required to cause such a director to tender his or her resignation, which must be effective immediately prior to the Company’s next annual meeting of shareholders or earlier in the director’s discretion.

In determining whether to request such a resignation, our independent directors will, as required by our policy for independent director consideration of board resignations, consider the applicable criteria in our Corporate Governance Guidelines, the charter of the Governance Committee, NYSE requirements, good corporate governance practices generally, the availability of additional qualified candidates that may be considered independent, and other information as they may deem relevant.

Director Independence

As described above, we no longer qualify as a “controlled company” for purposes of certain exemptions from the NYSE corporate governance standards. Pursuant to the phase-in periods stipulated by the NYSE rules, we are required to have a majority independent Board by November 10, 2015, which is one year after the date we ceased to qualify as a controlled company. We will have to be in compliance with certain NYSE corporate governance requirements, including the requirements that, within one year of the date of the loss of “control company” status:

•	we have a board that is composed of a majority of “independent directors,” as defined under the rules of the NYSE;

•	we have a compensation committee that is composed entirely of independent directors;

•	we have a nominating and corporate governance committee that is composed entirely of independent directors; and

•	our compensation and nominating and corporate governance committees be subject to annual performance evaluations.

Our Board affirmatively determines the independence of directors and director nominees in accordance with the requirements of the NYSE listing rules. Our Board has affirmatively determined that each of Messrs. Greenberg, Schaeffer and Evanisko and Dr. Leonard meets the definition of “independent director” for purposes of the NYSE rules. Our Board has not made any determination regarding the independence of our other directors.

As such, we believe that our Audit Committee is comprised entirely of independent directors, including the enhanced independence requirements of Rule 10A-3 of the Exchange Act. In addition, our Compensation Committee and our Governance Committee are comprised of a majority of independent directors. See “—Voting Requirements under the Shareholders Agreement.”

Executive Sessions

Our Corporate Governance Guidelines provide that non-management directors shall meet at regularly scheduled executive sessions, which will typically occur at regularly scheduled Board meetings, without any member of management present and must so meet at least annually. Our non-management directors fulfilled this requirenment in 2014. In addition, at least annually the independent directors will meet in a separate executive session. Our independent directors met in separate executive sessions in connection with each of our Board meetings in 2014. Our Corporate Governance Guidelines authorize the non-management and independent directors to designate a director to preside at their respective executive sessions. Pursuant to this authority, at each executive session, our non-management and independent directors, as applicable, select from among themselves a “presiding director” for that session depending upon the nature of the subject matter to be considered. Our Corporate Governance Guidelines also provide that the independent and/or non-management directors shall be entitled, acting as a group by vote of a majority of such independent and/or non-management directors, to retain legal counsel, accountants, or other experts, at our Company’s expense, to advise the independent and/or non-management directors concerning issues arising in the exercise of their functions and powers.

Board Committees

Our Board has three standing Board committees: (1) our Audit Committee; (2) our Compensation Committee; and (3) our Governance Committee. The charters for each of these committees are posted on our website at www.quintiles.com/investors. The composition of these committees is determined by our Board, and each Sponsor has agreed to use its reasonable best efforts to cause the Board to appoint a majority of independent directors to each of the Compensation Committee and the Governance Committee, and to cause those committees to be composed solely of independent directors beginning in November 2015.

The following table provides a summary of the committee assignments for each of our directors as of February 2015:

Name	Audit Committee	Compensation and Talent Development Committee	Governance, Quality and Nominating Committee
Class I
Dennis B. Gillings, CBE
Jonathan J. Coslet		Member
Michael J. Evanisko	Member	Chair	Member
Christopher R. Gordon

Class II
Fred E. Cohen, M.D
John P. Connaughton		Member
John M. Leonard, M.D.	Member		Member
Leonard D. Schaeffer	Member	Member	Chair

Class III
Mireille Gillings, Ph.D.			Member
Jack M. Greenberg	Chair	Member	Member
Thomas H. Pike
Richard Relyea			Member

Audit Committee

We have a separately designated standing audit committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our Board has determined that Mr. Greenberg qualifies as an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K.

Our Audit Committee oversees our corporate accounting and financial reporting processes and the audits of our financial statements. Our Audit Committee also provides oversight with respect to:

•	the quality and integrity of our financial statements and internal accounting and financial controls;

•	all audit, review and attest services relating to our financial statements and internal controls, including the appointment, compensation, retention and oversight of the work of the auditor engaged to provide such services to us; and

•	the performance of our internal audit department.

Other responsibilities of our Audit Committee include, among other things:

•	selecting and evaluating the qualifications, performance, internal quality controls and independence of the independent auditor and pre-approving all audit engagement fees and terms, as well as audit and permitted non-audit services to be provided by such auditor;

•	discussing any material disagreements, problems or difficulties encountered in the course of audit work, including management’s response and any restrictions on the scope of work or access to required information;

•	discussing with management all significant deficiencies, material weaknesses or other major issues in the design or operation of internal control over financial reporting;

•	reviewing and discussing with management and the independent auditor the annual audited and quarterly unaudited financial statements, as well as our disclosures under “Management’s Discussion and Analysis”;

•	discussing earnings press releases and the financial information and earnings guidance provided to analysts and rating agencies;

•	preparing the audit committee report required by the SEC to be included in our annual proxy statement;

•	reviewing and discussing our guidelines and policies with respect to risk assessment and risk management;

•	establishing procedures for receipt, retention and treatment of complaints we receive regarding accounting, auditing or internal controls and the confidential, anonymous submission of anonymous employee concerns regarding questionable accounting and auditing matters; and

•	reviewing and approving all related person transactions.

Our Audit Committee consists of Messrs. Greenberg (Chair), Evanisko, and Schaeffer and Dr. Leonard, each of whom our Board has determined meets the definition of “independent director” for purposes of the NYSE rules, including the independence requirements of Rule 10A-3 of the Exchange Act. Our Audit Committee met eight times during 2014.

Compensation and Talent Development Committee

Our Compensation Committee oversees our corporate compensation and benefit programs. The responsibilities of our Compensation Committee include, among other things:

•	establishing and reviewing our overall compensation philosophy;

•	evaluating the performance of our Chief Executive Officer and approving, or making recommendations to our Board with respect to, our Chief Executive Officer’s compensation arrangements;

•	approving, or making recommendations to our Board with respect to, compensation arrangements for our other executive officers and highly compensated employees;

•	approving, or making recommendations to our Board with respect to, new and existing executive compensation programs, including incentive and equity-based plans, and all awards under our equity-based plans;

•	overseeing our management continuity and talent development planning processes and evaluating succession plans for our Chief Executive Officer and other executive officer positions;

•	making recommendations to our Board regarding compensation of non-management directors;

•	preparing the compensation committee report on executive officer compensation as required by the SEC to be included in our annual proxy statement or annual report on Form 10-K; and

•	overseeing the preparation of the “Compensation Discussion and Analysis” for inclusion in our annual proxy statement or annual report on Form 10-K.

Our Compensation Committee may delegate to a subcommittee of its members (including alternates) any of its functions, duties and authorities, on such terms and conditions and with such limitations (if any) as the Compensation Committee deems appropriate. Our Compensation Committee may delegate to one or more officers designated by the Compensation Committee the authority to make grants to eligible individuals other than our executive officers or directors, provided that the Compensation Committee must have fixed the exercise price of each such grant (or a formula for determining such exercise price) and the vesting schedule, approved the form of documentation evidencing each such grant, and determined the appropriate number of shares or the basis for determining such number of shares by position, compensation level or category of personnel. Any officers to whom such authority is delegated are required to regularly report to the Compensation Committee the grants so made. Any such delegation may be revoked at any time by the Compensation Committee.

Our Compensation Committee solicits the recommendations of our Chief Executive Officer with respect to the compensation of our executive officers other than himself and factors these recommendations into the determination of compensation, as described in “Compensation Discussion and Analysis.” In addition, the Compensation Committee has engaged Semler Brossy Consulting Group LLC, or Semler Brossy, to provide advice to it regarding the compensation of our executive officers. Semler Brossy focuses on executive compensation and does not provide services other than those related to executive compensation and benefits.

As more fully described in “Compensation Discussion and Analysis,” our Compensation Committee looks to Semler Brossy to periodically review and advise the Compensation Committee regarding the adequacy and appropriateness of our executive compensation plans, programs and practices and, from time to time, to answer specific questions raised by the Compensation Committee or management. A representative from Semler Brossy attends all regularly scheduled meetings of the Compensation Committee in person or by phone and supports the Compensation Committee by providing independent expertise and advice. Semler Brossy may, on occasion, obtain information and input from management to ensure that its recommendations are consistent with our strategy and culture. To ensure Semler Brossy’s independence, Semler Brossy reports directly to our Compensation Committee and works specifically for the Compensation Committee solely on compensation and benefits.

The current members of our Compensation Committee are Messrs. Evanisko (Chair), Connaughton, Coslet, Greenberg and Schaeffer. Our Compensation Committee met five times during 2014.

Governance, Quality and Nominating Committee

Our Governance Committee assists our Board in:

•	monitoring our quality, compliance management processes and regulatory compliance;

•	establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to our Board a set of corporate governance guidelines applicable to our Company;

•	overseeing and assisting our Board in reviewing and recommending nominees for election as directors; and

•	assessing the performance of the members of our Board.

The current members of our Governance Committee are Messrs. Schaeffer (Chair), Evanisko, Greenberg and Relyea and Drs. Mireille Gillings and Leonard. Our Governance met four times during 2014.

Criteria for Director Nomination

Our Governance Committee makes recommendations to our Board regarding persons to be nominated to serve as our directors. When determining whether to nominate a current director to stand for re-election as a director, our Governance Committee reviews and considers the performance of such director during the prior year using performance criteria established by our Board. Our Governance Committee also considers the requirements of the Shareholders Agreement as it applies to the composition requirements of our Board and its committees.

The Governance Committee has the authority to retain, at the expense of the Company and without prior permission of our Board or management, its own outside advisors. The Governance Committee may, from time to time, retain third-party search firms to assist it in identifying potential director nominees who meet the criteria and priorities established from time to time and facilitate the screening and nomination process for such nominees. During 2014, the Governance Committee engaged Egon Zehnder International, Inc. to assist it in identifying and soliciting potential candidates to join our Board.

In recruiting and evaluating new director candidates and prior to nominating a person to serve as a director, our Governance Committee assesses a candidate’s character, wisdom, judgment, ability to make independent analytical inquiries, business experiences and other background, understanding of our industry and business environment, time commitment, acumen and independence, as well as our Board’s skill needs. We endeavor to have a Board representing diverse backgrounds and experience at policy-making levels in business, education or areas that are relevant to our business. Board members are expected to become and remain informed about our Company, its business and its industry and rigorously prepare for, attend and participate in all Board and applicable committee meetings. In addition, individual directors and any person nominated to serve as a director should demonstrate high ethical standards and integrity in their personal and professional dealings and be willing to act on and remain accountable for their boardroom decisions.

As outlined in our Governance Committee’s charter, specific factors the committee may consider in identifying candidates for membership on our Board include (1) ensuring that our Board, as a whole, is diverse and consists of individuals with relevant technical skills, industry knowledge and experience, financial expertise, and local or community ties, (2) minimum individual qualifications, including strength of character, mature judgment, relevant career experience, independence of thought and an ability to work collegially, (3) questions of independence, possible conflicts of interest and whether a candidate has special interests or a specific agenda that would impair his or her ability to effectively represent the interests of all shareholders, (4) the extent to which the candidate would fill a present need on our Board, (5) whether the candidate can make sufficient time available to perform the duties of a director, and (6) the requirements of any shareholders agreement in existence and as may be amended that governs the composition requirements of our Board and its committees.

Consistent with applicable law, the Shareholders Agreement, our bylaws and the criteria set forth in the Corporate Governance Guidelines, our Governance Committee will consider any candidates proposed by any senior executive officer, director or shareholder. Pursuant to our Corporate Governance Guidelines, our Governance Committee will consider candidates recommended by our shareholders on a substantially similar basis as the committee considers other candidates. Shareholders who wish to make nominations for directors for our 2016 annual meeting of shareholders must follow the requirements contained in our bylaws, which are summarized under “Shareholder Proposals and Nominations.”

Shareholder Proposals and Nominations

We must receive proposals submitted by shareholders pursuant to Rule 14a-8 of the Exchange Act for inclusion in the proxy statement for the 2016 annual meeting of shareholders no later than the close of business on December 1, 2015. Please address your proposals to James H. Erlinger III, Executive Vice President, General Counsel and Secretary, Quintiles Transnational Holdings Inc., 4820 Emperor Blvd., Durham, North Carolina 27703. Proposals must comply with all applicable SEC regulations.

Under our bylaws, if you wish to nominate directors for election, or present other business at the Annual Meeting, you must give proper written notice of any such nomination or business to our Corporate Secretary, not after February 5, 2016, and not before January 8, 2016. If the 2016 annual meeting of shareholders is advanced by more than 30 days or delayed by more than 60 days from May 7, 2016, the anniversary date of the Annual Meeting, you must send notice not earlier than the 120th day prior to the 2016 annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of the meeting is first made. Your notice must include certain information specified in our bylaws concerning the nomination or the business. A copy of our bylaws may be obtained from our Corporate Secretary at the address noted above.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our Executive Chairman, who is currently Dr. Gillings, will serve as Chairman of our Board. Our Board believes that it is appropriate for Dr. Gillings to serve as our Chairman because, as discussed above, Dr. Gillings has a unique perspective of over 30 years of industry experience and the continuous leadership of our Company since its founding. Our Board determined at the time of appointing Mr. Pike as Chief Executive Officer that it was beneficial to continue to have Dr. Gillings serve as our Chairman and separate the Chairman and Chief Executive Officer roles to allow our Chief Executive Officer to focus on leading our Company’s business and operations and formulating our strategy while our Chairman continued to focus on leading our Board’s oversight of our strategy and performance. In addition, as discussed above under “Executive Sessions,” our non-management and independent directors hold regular executive sessions without the presence of management and, in the case of our independent directors, the other members of our Board, thus providing additional oversight of our Company and its management. Our Board believes that these layers of Board leadership have provided robust oversight over our Company and its management, including with respect to strategy, operations and risk mitigation.

If we do not have an Executive Chairman our Corporate Governance Guidelines provide that our Board will elect a Chairman as set forth in our bylaws. In the discretion of our Board such person could also be our Chief Executive Officer. Although our Board believes that with our Board as presently structured, it is appropriate to separate the roles of Chairman of the Board and Chief Executive Officer, our Board has also affirmatively determined not to adopt a policy on whether the roles of Chairman and Chief Executive Officer should be separated or combined in the event that we do not have an Executive Chairman because our Board believes that there is no single best blueprint for structuring board leadership and that, as circumstances change, the optimal leadership structure may change.

Dr. Gillings has announced his desire to transition from his role as Executive Chairman to a director role and the Shareholders Agreement provides that he will transition out of his role as Executive Chairman and Chairman of the Board effective December 31, 2015. Dr. Gillings plans to continue to serve as a director pursuant to his director nomination right under the Shareholders Agreement. The Board will commence an orderly process to select a new Chairman of the Board, whom it expects to name in November 2015 to begin service on January 1, 2016.

Board’s Role in Risk Oversight

Our Board actively oversees our enterprise risk management program to ensure that we maintain effective risk management. Our Board’s role in risk oversight is consistent with our overall leadership structure—management is responsible for assessing and managing our risk exposures, and our Board maintains an oversight role, executed through open communication with management and independent oversight of strategic risks. Our Board considers specific risk topics, including risks associated with our strategic plan, our capital structure and our business activities. Risks are identified by management and reviewed with the appropriate Board committee or the full Board for oversight.

While our Board has the ultimate oversight responsibility for the risk management process, our Board’s committees assist it in fulfilling its oversight responsibilities in certain areas of risk. In particular, our Audit Committee focuses on risks associated with our financial statements, internal accounting and financial controls, internal and external audits, and compliance with legal and regulatory matters in connection therewith, including our guidelines and policies with respect to risk assessment and risk management and our major financial risk exposures. Our Compensation Committee focuses on risks associated with our compensation policies and practices, including those for our executive officers. Our Governance Committee focuses on risks associated with our corporate governance policies and practices and our compliance and ethics program.

Each of these committees reports to our Board with respect to the risk categories it oversees. These ongoing discussions enable our Board to monitor our risk exposure and evaluate our risk mitigation efforts. In addition, our risk management function conducts regular interviews and surveys of key employees relating to enterprise risk management and reports the results and analysis of such interviews and surveys to our Board.

Board Meetings and Committees; Policy Regarding Director Attendance at Annual Meetings of Shareholders

During 2014, our Board held nine meetings. All directors attended at least 75% of the meetings of our Board. In addition, all directors attended at least 75% of the meetings of committees of our Board on which the director served that were held during the period for which he served as a director, except for Mr. Coslet, who attended three of the five meetings of the Compensation Committee. It is our policy that directors are strongly encouraged to attend our annual meetings of shareholders. Accordingly, we expect most, if not all, of our directors to be in attendance at the Annual Meeting. All of our then-serving directors attended our 2014 annual meeting of shareholders.

Communications with Our Board

Anyone who would like to communicate with, or otherwise make his or her concerns known directly to, our Board, any committee of our Board, a particular director, or the non-management directors or independent directors as a group may send a letter (signed or anonymous) to: c/o Board of Directors, Quintiles Transnational Holdings Inc., 4820 Emperor Blvd., Durham, North Carolina 27703, Attention: Corporate Secretary. Our Corporate Secretary will forward all such communications to the applicable Board member(s) at least quarterly, except for advertisements or solicitations, which will be discarded. Before any communications will be forwarded, they will be reviewed by the legal department and addressed through our regular procedures for addressing such matters. If the volume of communications becomes such that our Board adopts a process for determining which communications will be relayed to Board members, that process will appear on our website at www.quintiles.com/investors.

Any person, whether or not an employee, who has a concern about our Company’s conduct, or the conduct of any of our people, including with respect to accounting, internal accounting controls or auditing matters, may, in a confidential or anonymous manner, communicate that concern by writing to: Quintiles Transnational Holdings Inc., 4820 Emperor Blvd., Durham, North Carolina 27703, attention: Chief Compliance Officer, submitting an inquiry to business.ethics@quintiles.com or by calling the toll-free number for the country identified on: www.quintilesethics.com (1-866-267-4479 for the United States). Our Ethics and Compliance Office will report these submissions to our Governance Committee and, as deemed appropriate, our Audit Committee at or prior to the next regularly scheduled meeting of such committee or committees. Our Ethics and Compliance Office will retain copies of all communications received pursuant to these procedures for a period of at least one year.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that we believe reflect our Board’s commitment to a system of governance that enhances corporate responsibility and accountability. Our Corporate Governance Guidelines contain provisions addressing the following matters, among others:

•	Size, composition and structure of our Board;

•	Director qualifications and independence;

•	Criteria for director nominations;

•	Board committees;

•	Board and committee meetings;

•	Executive sessions;

•	Director term limits;

•	Director access to senior management;

•	Performance evaluation of our Board and its committees;

•	Senior management development and succession plans;

•	Conduct and ethics standards for directors; and

•	Communications with our Board.

Our Corporate Governance Guidelines are available on our website at www.quintiles.com/investors. We intend to provide any future amendments to our Corporate Governance Guidelines on our website at www.quintiles.com/investors.

Code of Ethics

We have adopted a code of conduct that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions. A copy of this code of conduct is posted on our website at www.quintiles.com/investors. In the event the code of conduct is revised, or any waiver is granted under the code of conduct with respect to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions, notice of such revision or waiver will be posted on our website or disclosed on a current report on Form 8-K as required. In addition, in 2014 we performed a complete inventory of our corporate policies, created a policy hierarchy and made revisions to harmonize the polices.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis provides an overview of our executive compensation policies and practices and describes the details of our 2014 compensation packages for our named executive officers (our “NEOs”). For 2014, the following individuals were our NEOs:

Name	Title
Dennis B. Gillings, CBE	Executive Chairman
Thomas H. Pike	Chief Executive Officer
Kevin K. Gordon	Executive Vice President and Chief Financial Officer
James H. Erlinger III	Executive Vice President, General Counsel and Secretary
Michael I. Mortimer	Former Executive Vice President Human Resources and Corporate Administration

Mr. Mortimer, who retired at the end of 2014, served as an executive officer for part of 2014.

Executive Summary

Evolution of Our Executive Compensation Program

Our compensation strategy has consistently focused on providing total compensation packages that are designed to attract and retain high-caliber executives by incentivizing them to achieve company and individual performance goals and closely aligning these goals with shareholder interests. We emphasize pay for performance and long-term value creation for our shareholders, compensating our executive officers with a combination of base salary, short-term cash incentives and/or long-term equity incentives.

In connection with and following our initial public offering in May 2013 (our “IPO”), we have continued to evaluate our executive compensation program and adopt changes that we feel are appropriate for a publicly traded company and further our compensation strategy, such as issuing equity awards that do not accelerate vesting upon a change of control. In particular, key actions have included the following:

Completed in 2013		Completed in 2014		Already Completed in 2015
☑	Adopted 2013 Stock Incentive Plan	☑	No 280G Tax Gross-Ups in Employment Agreements	☑	Adopted Recoupment Policy

☑	Adopted Annual Management Incentive Plan (MIP)	☑	Conducted first annual compensation risk assessment	☑	Implemented Performance Units (PUs) as a component of our stock incentive program

☑	Adopted Stock Ownership Guidelines

Financial Performance

We had strong financial results in 2014, exceeding our key objectives and accomplishing strong year-over-year growth.

Reconciliation of the non-GAAP measure, adjusted income from operations, to the corresponding GAAP measure is attached to this proxy statement as Appendix A.

2014 Compensation Decisions

In making compensation decisions for 2014, our Compensation Committee considered a number of factors, including but not limited to, our overall financial performance, achievement of short-term and long-term corporate and individual objectives, individual contributions of our key executives, and our need to reward and retain our top talent. We believe our practice of tying compensation to achievement of both annual and long-term financial and business goals drives strong performance and results in increased shareholder value. That’s why we structure our compensation programs with a focus on variable pay, creating both long and short-term incentives for our executives. Additionally, pay for performance, including long-term equity designed to reward future sustained performance rather than past performance, is an integral part of our executive compensation program and was a driving consideration for 2014 compensation decisions.

We believe that each of our NEOs played a crucial role in our overall success and the Compensation Committee made the following decisions in 2014 to reward that performance:

Compensation Element	Decisions Approved
Base Salary	We did not increase base salary for any of our NEOs, except for an immaterial adjustment for one NEO for internal alignment.
Short-Term Cash Incentives

We did not change the design of our bonus plan or target bonus percentages for our NEOs.

In 2014, we exceeded both our service revenues and operating surplus targets for Company performance. Based on the strength of our results compared to our financial targets, and the extent of individual achievement of established objectives for each our NEOs, the Compensation Committee approved the following payments under the MIP for 2014:

	NEO	MIP Payment	% of Target
	Dr. Gillings	$1,000,000	125%
	Mr. Pike	$1,600,000	160%
	Mr. Gordon	$ 819,808	175%
	Mr. Erlinger	$ 328,800	132%
	Mr. Mortimer ceased serving as an executive officer during 2014 and was not employed when we made payments under the MIP; therefore, he did not receive a payment under the MIP for 2014.

Long-Term Equity Incentives

After taking into account existing stock ownership and prior awards, the Compensation Committee decided not to make long-term equity incentive awards to Dr. Gillings or Mr. Pike in 2014.

The Compensation Committee approved the following long-term equity awards in May 2014 as part of our annual award process for executives:

	NEO	Grant Date Value of Award	Number of Options Granted	Number of RSUs Granted
	Mr. Gordon	$1,200,000	53,700	6,300
	Mr. Erlinger	$500,000	22,400	2,600

The award amounts are grant date values. Both grants are time vested, and were delivered as 75% non-qualified stock options and 25% restricted stock units (“RSUs”). This mix was a change from our past approach to grant 100% stock options in anticipation of moving to a portfolio approach that is more consistent with the practices of public companies and our peer group.

The long-term equity incentive awards to Mr. Gordon and Mr. Erlinger in 2014 were part of our annual equity process approved by the Compensation Committee consisting of $6.4 million of equity approved for senior management, defined as employees who report to the Chief Executive Officer. We expect to deliver annual equity grants to our senior executives as a critical component of a market competitive compensation package, in recognition of the Company’s performance and to align management and shareholder interests.

Mr. Mortimer did not receive any equity awards due to his resignation as officer in May 2014 and retirement at the end of 2014.

In March 2015, we awarded equity grants consisting of options and PUs to Mr. Pike and certain other executives. In March 2015, we awarded PUs, instead of RSUs, to our NEOs, which have performance based vesting based on cumulative total adjusted earnings per share (as defined in the award agreements) results over a three year performance period. Based on its review of the Company’s financial performance and other relevant factors, the Compensation Committee granted options and PUs to the following NEOs: Mr. Pike a grant value of $2,500,000 (82,500 options, 9,626 PUs); Mr. Gordon a grant value of $2,000,000 (66,000 options, 7,701 PUs); and Mr. Erlinger a grant value of $800,000 (26,400 Options, 3,080 PUs).

Compensation Philosophy

As noted above, our compensation philosophy centers upon a few key objectives.

Our Objectives	We achieve them by...
Pay for Performance	providing compensation based on performance that supports achievement of our corporate financial, operating and strategic goals and reflects the individual responsibilities of, and performance and contributions by, each of our executive officers
Aligned Interests	delivering a significant portion of each executive’s compensation through equity-based awards to enforce a culture that supports sustainable business growth and align the interests of our executive officers with those of our shareholders
Attraction and Retention	providing competitive compensation packages to attract, motivate and retain top talent to lead our business
Compensation Risk Management	assessing and appropriately managing compensation risk in the context of our business strategies

The key elements of our compensation program combine cash and equity-based compensation to reward the achievement of annual, long-term and strategic goals. Together, these elements are designed to be complementary and collectively serve the overall compensation objectives described above.

Currently, the total compensation for our executive officers, including our NEOs, consists of four primary components: base salary, short-term cash incentive compensation, long-term equity incentive compensation and limited perquisites and other personal benefits.

Pay Component	Description	Objectives
Base Salary	Fixed cash payment	Provide competitive fixed level of pay to attract and retain experienced and successful executives
Short-Term Cash Incentives	Performance-based annual cash incentives	Encourage and reward achievement of near-term performance goals, such as attainment of specified annual financial targets and satisfaction of strategic and individual objectives
Long-Term Equity Incentives	Stock options, RSUs and, beginning in 2015, PUs	Retain executives and motivate them to achieve long-term goals; encourage and reward building long-term shareholder value; align executive interests with shareholder interests
Other Benefits	Supplemental benefits such as insurance coverage and retirement plan participation	Provide competitive benefits, which generally align with those provided to our overall employee population, to attract and retain experienced and successful executives

In addition to the core components of compensation described above, our executive compensation program includes important practices and policies that are reflective of our overall compensation philosophy.

•

No Excessive Risk-Taking in Our Compensation Programs. Our MIP, as well as our use of PUs going forward, use varied corporate and/or individual performance measures that are evaluated by the Compensation Committee. This structure is intended to disincentivize our executive officers from taking overly risky actions that may jeopardize our performance by providing incentives based on reasonably attainable performance measures designed to further our success. Each member of senior management, defined as employees who report to the Chief Executive Officer, has a performance objective related to compliance and will be ineligible to receive a bonus under the MIP for a material failure to meet that objective.

•	No Backdating of Stock Options. We do not backdate stock options, RSUs or PUs or issue them with below-market exercise prices.

•	Exercise Price Reductions of Stock Options. We have only made exercise price reductions to stock options in conjunction with special dividends made to shareholders prior to the IPO. Our intention is to not reduce the exercise price of stock options.

•	Hedging and Pledging. Our written policies strongly discourage individuals covered by our insider trading policies, including our directors and executives, from engaging in hedging and pledging activities with respect to our equity. Directors, executives and their immediate family members must receive written approval from the General Counsel prior to entering into a hedging transaction.

The Executive Compensation Process

Roles in Compensation Decisions

The Compensation Committee oversees our executive compensation program. The Compensation Committee, with input from management and the advice of outside consultants, makes decisions that are targeted towards implementing compensation arrangements that reward the achievement of annual, long-term and strategic goals and are designed to enhance shareholder value.

Roles and Responsibilities

Compensation Committee

Three independent directors

Representative from each of Bain Capital and TPG

Mr. Evanisko, an independent director, acts as Compensation Committee Chair

For more information about the composition of the Compensation Committee, see “Proposal One—Election of Four Class II Directors—Transition from a Controlled Company” and “Proposal One—Election of Four Class II Directors—Voting Requirements Under the Shareholders Agreement.”

•    Approves compensation for all executive officers

•    Evaluates performance of, and recommends compensation for, the Chief Executive Officer and Executive Chairman

•    Establishes compensation policies

•    Approves MIP design, performance measures and goals

•    Determines structure for delivery of long-term equity incentives, terms and conditions of equity grants and newly-established PU performance measures and goals.

•    Approves goals related to all short-term and long-term incentive plans

•    Oversees the management continuity and talent development planning processes

Independent Compensation Committee Consultant: Semler Brossy

•    At the direction and under the supervision of the Compensation Committee, advises on compensation matters for the Company’s senior executives

•    Consults on market best practices

•    Advises on trends and compliance issues

•    Provides market and peer group data

•    Reviews and reports on Compensation Committee materials, participates in Compensation Committee meetings and communicates with the Compensation Committee Chair between meetings

•    Provides no services to the Company other than those provided directly to or on behalf of the Compensation Committee

The Compensation Committee has reviewed the independence of Semler Brossy and has determined that the firm has no conflicts of interest that would prevent the firm from independently advising the Compensation Committee.

Management

•    Recommends compensation for all executive officers, other than the Chief Executive Officer and Executive Chairman

•    Provides input to the Compensation Committee on development of compensation policies

•    Recommends appropriate goals for short and long-term incentive plans

Management’s Compensation Consultant: Ernst & Young	• Provides competitive survey data to management • Consults on market best practices • Advises on trends and compliance issues

Factors Considered in Making Pay Decisions

Our executive compensation program is built on decisions made regarding the total compensation packages, which we intend to be appropriately competitive, and decisions on each individual pay component within that package. Consistent with our compensation philosophy, the Compensation Committee believes that a significant portion of each executive officer’s compensation should be at risk based on continued service and our company’s and the executive officer’s performance.

When making a pay decision for our executive officers, the Compensation Committee considers three primary factors:

Company Performance Measured by Year-End Achievement of Financial Objectives	Individual Performance Measured by Year-End Assessments	Competitive Market Data Published Survey Data and Peer Group Analysis
• Did we fail to meet, meet or exceed our financial objectives for the year? • Did our performance this year position us well to create future shareholder value?

•   Did the individual fail to meet, meet or exceed individual performance objectives?

•   What was the individual’s contribution to business results and strategic objectives?

•   Did the individual demonstrate leadership and serve as a role model of our Company values?

•   Did the individual demonstrate adherence to the compliance oriented performance objectives?

• How do our pay levels compare to peer group and published survey data levels? • What are our peer group plan design components? • What are market best practices?

Competitive Market Data

The Compensation Committee does not make any compensation decisions solely based on benchmarks, compensatory formulas or market comparisons. Rather, the Compensation Committee’s process for determining executive compensation balances the three principal factors listed above and includes as one consideration the highly competitive market for executives in the biopharmaceutical and services industries, including an evaluation of companies with similar growth and revenue characteristics within our business segment.

Our business combines, and our peer group derives from, two principal industries: life sciences and services.

2014 Peer Group

Actavis	Forest Labs	Parexel
AECOM Technology Corp.	FTI Consulting	Perrigo
Allergan	Genpact	Quest Diagnostics
Cerner	Hospira	Team Health Holdings
Cognizant Technology Solutions	Laboratory Corp of America	Towers Watson & Co.
Covance	Mylan	Unisys
Endo Health Solutions	Omnicare	Valeant

The screening process to establish our 2014 peer group included identification of relevant industries, then selection of companies with a similar size and scope to ours. We used service revenue to evaluate the size component, seeking companies with approximately $4.9 billion to $9.8 billion in revenues. To identify companies with a similar scope, we evaluated qualitative factors such as business models, workforce dynamics and competition for talent.

Based on this screening process, the following companies were removed from our 2013 reported peer group: Gilead Sciences, Inc., Biogen Idec Inc., Celgene Corporation, Cephalon, Inc., Varian Medical Systems, Inc., Pharmaceutical Product Development, Inc., Charles River Laboratories International, Inc. and Watson Pharmaceuticals, Inc. The following companies were added to our peer group: Actavis, AECOM Technology Corp., Cognizant Technology Solutions, FTI Consulting, Genpact, Team Health Holdings, Towers Watson & Co., Unisys and Valeant.

In addition to our peer group compensation information, our management reviewed published market survey data with the assistance of Ernst & Young to aid in making compensation recommendations to the Compensation Committee. The surveys that were referenced in our review were furnished by Mercer and Towers Watson. The scope criteria were primarily focused on Life Sciences, Professional Services and Pharmaceuticals/Biotechnology firms with a revenue scope that is similar to the Company. We find published survey data to be a helpful reference point to provide and validate broader industry compensation insights on privately held and publicly traded companies similar to ours in industry focus, size and business complexity.

The comparative compensation information is just one of several analytic tools that are used in setting executive compensation. The Compensation Committee exercises its discretion in determining the nature and extent of market data it reviews to test the reasonableness of our overall executive compensation program. The

Compensation Committee nevertheless believes that the results of its review demonstrated that our executive compensation was generally competitive for similar senior positions. As noted above, while we believe all of this market data and other information provides a helpful point of reference when making compensation decisions, we do not view this information as the determinative factor for our executives’ compensation or any particular element of the named executive officers’ compensation.

Impact of 2014 Say on Pay Vote

At our 2014 annual meeting of shareholders, 80% of our shareholders who voted on the say-on-pay proposal approved the compensation of our NEOs. The Compensation Committee believes that this vote endorses the Company’s compensation philosophy and programs. The Compensation Committee took this support into account as one of many factors it considered in making decisions throughout the year. The Compensation Committee will continue to monitor shareholder feedback each year as it reviews and establishes future executive compensation plans and determines awards for our executive officers. In view of the loss of controlled company status, the Company is evaluating a more proactive shareholder outreach program to obtain shareholder feedback with respect to our compensation plans and governance matters.

Our 2014 Compensation Program

In making determinations with respect to total direct compensation for our executive officers for 2014, and allocation of that compensation among the core components of our executive compensation program, we sought to provide competitive levels of fixed compensation (base pay) and, through annual and long-term incentives, increased total direct compensation if performance objectives were exceeded and appropriate downward adjustment of total direct compensation if performance objectives were not met.

The differences in total direct compensation levels among our NEOs are primarily due to the Compensation Committee’s assessment of each position’s internal value and the general differences in the range of compensation for similar positions in our peer group and published market survey data.

The following sections describe the decisions the Compensation Committee made with respect to our NEOs for each component of 2014 executive compensation.

Base Salary

The Compensation Committee attempts to maintain base salaries at competitive levels while also reserving a substantial portion of compensation for the other components of compensation that are more directly linked to company and individual performance. Generally, base salaries of the NEOs are reviewed annually. In 2014, the Compensation Committee did not increase the base salaries of any of the NEOs, except for an immaterial adjustment for one NEO for internal alignment.

Name	Base Salary February 2013	Base Salary February 2014	% Increase
Dennis B. Gillings, CBE	$800,000	$800,000	0%
Thomas H. Pike	$1,040,000	$1,040,000	0%
Kevin K. Gordon	$580,000	$580,000	0%
James H. Erlinger III	$430,000	$435,000	1%
Michael I. Mortimer	$530,000	$530,000	0%

Short-Term Incentive Compensation

Management Incentive Plan (MIP)

The strategy of the short-term incentive portion of our executive compensation program is to align the level of annual cash incentive compensation received by our executive officers with corporate financial and individual performance results for the year. Adopted by our Board in connection with the IPO, the MIP governs annual cash incentive payments to executive officers and other members of senior management as determined by the Compensation Committee. Each of our NEOs, other than Mr. Mortimer, participated in the MIP in 2014.

The Compensation Committee reviews and approves the award targets each year for MIP participants on an annual basis; typically our executive officers participate in the MIP with a target award that is a percentage of their salaries as specified in their employment agreements. Annual award targets for each participating NEO under the MIP were approved by the Compensation Committee in February 2014 as follows:

Name	Target (% of Eligible Salary (2))	Target ($)
Dennis B. Gillings, CBE	100%	$800,000
Thomas H. Pike	100%	$1,000,000
Kevin K. Gordon	85%	$467,500
James H. Erlinger III (1)	—	$250,000
Michael I. Mortimer	85%	$425,000
(1)	The bonus target for Mr. Erlinger was set as a dollar value at target, rather than a percentage of salary.
(2)	For the purposes of calculating bonus at target, a portion of the base salary that was historically attributed to an executive allowance is not considered for bonus purposes.

Funding the Bonus Pool

We fund an overall bonus pool, which we generally use for any bonuses to our non-sales employees, including our NEOs, based on attainment of a company-wide operating surplus targets. The bonus pool is funded when the company meets 80% of its operating surplus targets. For these purposes, operating surplus represented income from operations as reported in our 2014 consolidated statement of income, excluding restructuring costs, share-based compensation, cash bonus expenses and income associated with 2014 acquisitions.

Operating Surplus Result as Percent of Target	Percent of Operating Surplus as Earned by our Company Used to Fund Overall Pool
Less than 80% of Target	Not funded
Meet or Exceed 80% of Target	Funded up to 23% of Operating Surplus

Allocation of the Bonus Pool

If the Company achieves at least 80% of operating surplus, a bonus pool is funded. The bonus pool is then allocated to each business unit based on results versus service revenues and operating surplus targets for each business unit. A funding factor for participating employees within the business unit is created based on relative performance to determine the final allocation.

Step 1: Determine if bonus plan pool is funded	Step 2: Determine allocation of bonus plan pool to business units	Step 3: Determine allocations for participating employees
Operating Surplus Results: Target: Approximately $767 million Actual: Approximately $793 million Exceeded Target = Bonus Pool Funded Overall Bonus Plan Pool = $180 million for eligible employees

Service revenues and operating surplus results vs. targets for each business unit determine funding for each unit based on relative performance.

Funding for the total company business unit (to which all of our NEOs were assigned) = 109.6%.

Individual payouts are determined for participating employees based on a combination of business unit and individual performance

Portion of the Bonus Pool attributable to our NEOs = $3.75 million

This aggregate amount was determined by applying the total company business unit funding (109.6%) plus estimated individual performance-based adjustments.

As the chart notes, the ultimate size of the MIP bonus pool depends on the extent to which awards are adjusted for the participating executives based on their individual performance achievements for the year. For each participating executive, the Compensation Committee is empowered to reduce awards to 0% of the targeted award amount, and the MIP does not guarantee anyone a bonus. Individual awards are capped at 200% of the targeted award amount, including adjustments based on achievement of the corporate financial measure(s) that fund the bonus pool and adjustments for individual executive performance.

Individual Performance Achievements for 2014

The Committee considers various factors when determining particular awards for participating executive officers, including involvement in leading our business units towards attainment of 2014 financial objectives, each executive’s individual performance and other factors. The following describes specific performance objectives that were set for our NEOs in 2014, which were intended to supplement our key financial objectives to ensure the overall strategic goals of the Company are met, and notable achievements of our executive officers considered by the Committee when determining their MIP payouts:

Dr. Gillings acting in his capacity as Executive Chairman oversaw the overall strategic and financial success of our Company. He exceeded all financial and individual objectives as set forth by our Board. He also oversaw the successful completion of two secondary offerings and began leading our Company out of “controlled company” status, as defined by the corporate governance standards contained in Section 303A of the NYSE Listed Company Manual.

Mr. Pike either met or exceeded all individual goals that were established for 2014 by the Committee. Mr. Pike’s individual goals included leading the Company to exceeding targets for net new business, service revenues, adjusted income from operations, and diluted adjusted earnings per share. Mr. Pike directed the implementation of our strategy to drive shareholder return through restructuring of low cost debt. Mr. Pike also achieved his goal of leading the significant leadership transition for the Company and ensuring we have the right talent in place to achieve our strategy. Mr. Pike achieved his goal in connection with our quality and compliance initiatives, as well as putting strategy in place to drive productivity and process efficiency gains to benefit our customers.

Mr. Gordon exceeded individual objectives that were established for 2014, including goals for leading the Company to exceeding targets for net new business, service revenues, adjusted income from operations, and diluted adjusted earnings per share. He delivered a shared services strategy, which included streamlining our processes and reporting. He successfully led an update to our procurement and vendor management processes. Additionally, our internal compliance and controls, which are under his supervision, were superior, with no material issues identified, and he assumed responsibility for monthly operations reviews from our former Chief Operating Officer that have lead to improvements in our business management system.

Mr. Erlinger exceeded objectives that were established, including goals relating to the leadership of the Office of General Counsel. He was essential in the Company’s ability to successfully complete two secondary offerings, an acquisition and two debt restructurings. Mr. Erlinger led the revisions to harmonize our corporate polices and developed global contracting standards. He also managed efforts to improve and broaden our insurance coverage while achieving reduced cost for the coverage. He also exceeded objectives that were established for workforce metrics in connection with the Office of General Counsel, including but not limited to attraction, retention and succession planning goals.

Summary of MIP Payouts to NEOs for 2014

After determining the funding of the bonus pool and evaluating the extent of the participating executives’ achievement of individual objectives, the Compensation Committee determined final payouts under the MIP for 2014. The table below presents, with respect to each participating NEO, (i) the target award amount (determined as discussed in “Management Incentive Plan,” above), (ii) the baseline award amount (determined by multiplying the target award amount by 109.6%, which was the funding factor based on our exceeding our operating surplus targets), (iii) the percentage adjustment to the award for each such executive (determined by the Compensation Committee’s assessment of achievement of individual objectives and contributions to our success), and (iv) the actual award amount approved by the Compensation Committee and paid to each such executive under the MIP for 2014.

Name(1)	Target($)(2)	Overall Bonus Pool Funding %	Initial Funding($)	Individual Performance Adjustment %	Final Payout Approved by the Committee(3)
Dennis B. Gillings, CBE	$800,000	109.6%	$876,800	114%	$1,000,000
Thomas H. Pike	$1,000,000	109.6%	$1,096,000	146%	$1,600,000
Kevin K. Gordon	$467,500	109.6%	$512,380	160%	$819,808
James H. Erlinger III	$250,000	109.6%	$274,000	120%	$328,800
(1)	Mr. Mortimer ceased serving as an executive officer during 2014 and was not employed when we made payments under the MIP; therefore, he did not receive a payment under the MIP for 2014.
(2)	For the purposes of calculating bonus at target, a portion of the base salary that was historically attributed to an executive allowance is not considered for bonus purposes.
(3)	Dr. Gillings’ and Mr. Pike’s final payouts were rounded to the nearest thousand.

Long-Term Incentive Compensation

Stock Incentive Plan Compensation

We believe superior returns for our shareholders are achieved through a culture that focuses on long-term performance by our executive officers and other senior management. By providing our senior management long-term incentives and placing a significant equity opportunity in their hands, we believe we are better able to align the interests of our executive officers and our shareholders.

The objectives of the long-term incentive portion of our executive compensation program include the following:

Our Board and shareholders adopted the 2013 Stock Incentive Plan in connection with the IPO, and we do not expect to make any further awards under our prior stock incentive plans. Awards under the 2013 Stock Incentive Plan represent our principal form of long-term incentive compensation.

Although the Compensation Committee does not utilize formal wealth accumulation analyses, it does consider existing stock ownership and prior awards in determining the size and mix of long-term incentive awards to our executive officers. In particular, the Compensation Committee recognized that Dr. Gillings has made a significant personal investment in the Company and therefore has elected to compensate him for his service as Executive Chairman other than with long-term equity incentives. The Compensation Committee also considered the large amount of stock options previously awarded to Mr. Pike pursuant to his employment agreement, how they vest over time and provisions in his employment agreement in determining to not award any equity grants to Mr. Pike in 2014.

The Compensation Committee awarded long-term incentive awards in 2014 to our NEOs other than Dr. Gillings, Mr. Pike and Mr. Mortimer, who retired at the end of 2014, under the terms of the 2013 Stock Incentive Plan. Mr. Gordon’s award was determined by targeting an award value equivalent to the median of our peer group to ensure a market competitive grant. Mr. Erlinger’s award was determined using a compilation of market surveys to target an award with a value equivalent to the median at companies with a comparable position to ensure a market competitive grant. The surveys were furnished by Mercer and Towers Watson and a list of the companies that participated in the surveys can be found in Appendix B. We used the survey data focused on Life Sciences, Professional Services and Pharmaceuticals/Biotechnology firms with a revenue scope that is similar to the Company in determining Mr. Erlinger’s award. For both awards, the Compensation Committee also took into consideration the executives’ strong performance and individual contributions to our success. Mr. Gordon’s and Mr. Erlinger’s awards placed them at approximately the 50th percentile, relative to our peer group for Mr. Gordon and the survey data for Mr. Erlinger.

Name(1)	Award	Number of Stock Options	Number of Restricted Stock Units
Mr. Gordon	$1,200,000	53,700	6,300
Mr. Erlinger	$500,000	22,400	2,600
(1)	The award amounts are grant date values.

For both awards, 75% of the awards were delivered in non-qualified stock options and 25% were delivered in RSUs. The non-qualified stock options are time vested, 25% equally over four years. The RSUs are also time vested, with 1/3 of the units vesting after three years and 2/3 vesting after four years. Non-qualified stock option awards are granted with an exercise price equivalent to the fair value on the date of the grant.

In 2014, we decided to move away from granting 100% stock options in favor of a multi-vehicle strategy of awarding a mix of RSUs and stock options, which is more consistent with the practices of public companies and our peer group. When we made our annual equity awards in March 2015, we moved away from awarding RSUs in favor of awarding PUs, whose ultimate value will vary depending on the Company’s achievement of certain performance measures over a specified time period. All grants made to named executive officers in March 2015 consisted of 75% non-qualified stock options and 25% PUs. The PUs we awarded to each of our executive officers in March 2015 have a three year cumulative performance period beginning on January 1, 2015 and ending on December 31, 2017, and will vest, if at all, based on the degree to which the Company achieves certain cumulative total adjusted earnings per share (as defined in the award agreements) goals during this performance period.

Benefits and Perquisites

Executive Benefits

Our employees generally, including our NEOs, are eligible for certain benefits, such as group health and disability insurance, employer contributions to our 401(k) plan and basic life insurance premiums. These benefits are intended to provide competitive and appropriate protection in case of sickness, disability or death. The 401(k) plan provides our employees the opportunity to save for retirement on a tax-deferred basis. NEOs may elect to participate in the 401(k) plan on the same basis as all other employees. We may provide a discretionary matching contribution to eligible 401(k) plan participants in an amount determined annually prior to the beginning of a plan year. For 2014, as in prior recent years, our discretionary matching contribution matched the first 3% of employee contributions at 100% and the next 3% of contributions at 50%. Our discretionary matching contributions under the 401(k) plan vest 50% after one year of service and 100% after two years of service.

The Compensation Committee believes that perquisites should not constitute a significant part of our executive compensation program. From time to time, we may provide limited perquisites to our executive officers on an individual basis as appropriate under the circumstances. For example, in connection with new hires, we have covered legal fees and relocation expenses for our executives. In addition, we have covered the installation or enhancement of home security systems for several of our senior executives (including certain of our NEOs). To offset unintended increased taxable income effects and to provide these perquisites and benefits on a “tax-neutral” basis, we also provided tax gross-ups with respect to some of these benefits and perquisites.

Friends and family members of certain of our NEOs have, in limited circumstances, accompanied such executives on business travel on the airplane owned and operated by GF Management Company, LLC, or GFM, a company controlled by Dr. Gillings. We pay a flat hourly rate for the use of the airplane, so any such travel is at no additional incremental cost to us. See “Certain Relationships and Related Person Transactions—Other Transactions.”

Expatriate Benefits

For those employees, including our executive officers, who are assigned to an international location outside their home country, we also provide reasonable and customary expatriate benefits, including relocation expenses, housing allowance and other out-of-pocket expenses related to overseas assignment. The expatriate benefits we provided in 2014 to Mr. Mortimer, who continued a multi-year assignment to provide executive leadership in our EMEA (or Europe, Middle East and Africa) region of operations from our regional headquarters in the United Kingdom and to be the chairman of the EMEA management board, are reflected as “All Other Compensation” in the Summary Compensation Table.

Executives who are on international assignment also fall under our tax equalization policy. Under our tax equalization policy, assignees are held responsible for a “hypothetical” home country tax on their compensation (excluding assignment allowances) and personal income as if they had remained in the home country and not gone on an international assignment. We use a “hypothetical tax” withholding model, where we deduct withholdings from the executive’s pay which represent the taxes that the executive would have been responsible for in his home country. We then pay taxes on behalf of the executive in the host location and any residual actual home country taxes. Accordingly, from a tax perspective, the executives do not benefit nor do they suffer economically. We engage a third party accounting firm to prepare an annual tax equalization settlement which reconciles the executive’s hypothetical tax obligation against the amounts withheld.

We believe these benefits are standard in our industry and they generally apply to non-management expatriate employees as well. We believe the level of tax benefit provided is reasonable and not excessive. Further, we believe the cost to our Company of providing this benefit is reasonable in light of the benefits our Company receives in having certain employees assigned internationally.

Supplemental Elements of the Compensation Program

Equity Grant Policy

In February 2015, the Compensation Committee approved an updated Equity Grant Policy which outlines the delegation of authority set forth to appropriate parties to approve grants, as well as our approach to determining grant date and grant price. The Compensation Committee has the authority to make equity awards to officers and employees of the Company or to delegate the authority to make equity awards to one or more officers designated by the Compensation Committee to eligible individuals other than members of the Board of Directors or executive officers. Any grants made by an officer or officers pursuant to the delegation of authority by the Compensation Committee shall be regularly reported to the Compensation Committee. In the case of equity grants that are subject to approval by the Compensation Committee, each equity award will be granted with an effective date as of the date of the approval by the Compensation Committee. In the case of equity grants approved by any officer or officers of the company pursuant to the delegation of authority described above, each equity award will be granted with an effective date of the first trading day of the month following the date of approval. If the effective date determined under the preceding phrases would fall during a Company specified “Blackout Period” as defined by the Office of the General Counsel, then such award will be granted with an effective grant date as of the first permitted trading date following such Blackout Period.

Recoupment Policy

Effective January 1, 2015, we have implemented a formal recoupment, or “clawback” policy for the recovery of incentive-based compensation paid to current and former executive officers on the basis of financial results that are subsequently restated as a result of misconduct or material noncompliance with financial reporting requirements under GAAP and SEC rules. The Board has the sole discretion to invoke the policy and direct the Company to recover incentive-based compensation received by such persons on the basis of the restatement.

Share Ownership Guidelines

Our Board believes that management’s ownership of our equity demonstrates a commitment to the long-term profitability of our Company, benefiting shareholders and employees alike. Employees covered by our Share Ownership Guidelines, or the Guidelines, are expected to acquire and maintain a minimum level of ownership in our equity. In order to align management’s long-term interests with our Company’s long-term interests, our Board adopted the Guidelines as outlined below.

Level	Required Holding
Chief Executive Officer and Executive Chairman	Six (6) times annual base salary
Named Executive Officers and other Key Leaders	Three (3) times annual base salary
Other executives in grades 37-39	One (1) times annual base salary
Independent directors	Five (5) times annual cash retainer

Employees who joined our Company after January 1, 2010, must achieve the minimum level of ownership within five years of becoming subject to the Guidelines. In calculating the required holding amounts, we include: 100% of shares owned outright, 100% of vested and non-vested restricted stock, RSUs, phantom stock and similar instruments, and 50% of shares underlying vested and non-vested stock options, stock appreciation rights and other similar instruments and any of the above equity held by immediate family members.

As of December 31, 2014, all of our NEOs and our independent directors were in compliance with the Guidelines.

Payments upon Termination Events

As noted above, we have entered into employment agreements with all of our NEOs, which provide, among other things, for various benefits upon a termination of their employment under various scenarios. These agreements generally provide for severance benefits of varying periods that are triggered in the event we terminate an executive “without cause” or the executive terminates for “good reason” or due to our material breach, with provisions that define the nature of employment, compensation and benefits while employed, compensation and benefits upon termination, and restrictive covenants relating to trade secrets, confidential information, company property and competitive business activities. These provisions, which (with the exception of certain terms of our employment relationship with Dr. Gillings and Mr. Pike) generally mirror each other, are designed to promote stability and continuity of senior management. We believe that reasonable severance benefits are appropriate in order to be competitive in our executive retention efforts. We believe protections afforded by post-termination severance payments allow management to focus their attention and energy on making objective business decisions that are in our best interest without allowing personal considerations to cloud the decision-making process.

Dr. Gillings’ employment agreement provides for severance payments to be paid following termination of his employment under various circumstances, including if he is terminated in connection with a sale of our Company meeting certain conditions, so long as Dr. Gillings does not trigger the sale transaction or vote in favor of it. We and our Sponsors (who have two representatives on the Compensation Committee) believe that providing Dr. Gillings, our founder and Executive Chairman, with long-term stability of income and other benefits is an important aspect of retaining his services. In connection with Dr. Gillings’ announcement that he intends to transition out of his role as an executive at the end of 2015, we would be obligated to pay Dr. Gillings non-compete payments for so as long as we decide to enforce the non-compete provisions of his employment agreement. See “—Employment Agreement with Dr. Gillings” below for a more detailed discussion of amounts owed to Dr. Gillings following a separation.

None of our unvested options or unvested RSUs held by our NEOs automatically accelerate upon a change in control, with the exception of certain options issued pursuant to the employment agreements with Dr. Gillings and Messrs. Pike and Gordon. Currently all of the options held by Dr. Gillings are vested and would not be effected by a change in control. Mr. Pike holds 604,287 unvested options whose vesting would be accelerated upon a change in control, which represent 100% of his unvested options. Mr. Gordon holds 60,000 unvested options whose vesting would be accelerated upon a change in control, which represent 23% of his unvested options. With regard to our other unvested awards, the Compensation Committee has the discretion to determine whether awards will vest in the event of a sale of the Company (as defined in the 2013 Stock Incentive Plan).

See “Payments Made Upon Death or Permanent Disability” and “Potential Payments Made Upon Termination” below for a more detailed discussion of these agreements.

Executive Compensation Deferral Program

In addition to our standard 401(k) retirement savings plan available to all United States employees, we have established an elective nonqualified deferred compensation plan for certain of our United States-based senior employees, including our NEOs. The plan generally allows eligible employees to defer up to 90% of their base salaries as of the first day of the calendar year or partial year and up to 100% of any cash bonus payable to the participant with respect to that year. Contributions consist solely of participants’ elective deferral contributions with no matching or other employer contributions. The terms of the plan are intended to comply with Section 409A of the Code.

Tax and Accounting Implications

Our executive compensation arrangements are designed to take account of and to avoid excise taxes under Section 409A of the Code, and include provisions addressing requirements that apply only after the IPO. Prior to the IPO, we were not subject to the Section 162(m) limitation on deductions for certain executive compensation. Now that we are public, we intend to claim the benefit of a special exemption rule that applies to compensation paid (or compensation in respect of equity awards such as stock options or restricted stock granted) during a transition period that may extend until our annual meeting of shareholders scheduled to be held in 2017, unless the transition period is terminated earlier under the Section 162(m) post-offering transition rules. At such time as we are subject to the deduction limitations, we expect that the Compensation Committee will take the deductibility limitations of Section 162(m) into account in its compensation decisions; however, the Compensation Committee may, in its judgment, authorize compensation payments that are not exempt under Section 162(m) when it believes that such payments are appropriate. Further, we cannot guarantee that awards or other forms of compensation will satisfy 162(m) requirements.

Compensation Policies and Practices as They Relate to Risk Management

We have reviewed our compensation policies and practices for all employees and concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on our Company.

Compensation and Talent Development Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement for the annual meeting of shareholders in 2015.

THE COMPENSATION AND TALENT

DEVELOPMENT COMMITTEE

Michael J. Evanisko (Chairman)

John P. Connaughton

Jonathan J. Coslet

Jack M. Greenberg

Leonard D. Schaeffer

2014 Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of our named executive officers for services rendered in all capacities for the fiscal years ended December 31, 2014 and 2013.

Name and Principal Position(1)	Year	Salary ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)
Dennis B. Gillings, CBE	2014	800,000	—	—	—	1,000,000	—	44,056	1,844,056
Executive Chairman	2013	871,212	—	—	—	1,000,000	—	63,279	1,934,491
Thomas H. Pike	2014	1,040,000	—	—	—	1,600,000	—	24,423	2,664,423
Chief Executive Officer and Director	2013	1,035,000	—	—	—	1,500,000	—	50,814	2,585,814
Kevin K. Gordon	2014	580,000	—	301,581	912,478	819,808	—	12,964	2,626,831
Executive Vice President and Chief Financial Officer	2013	570,000	500,000	500,033	1,834,757	700,000	—	48,783	4,153,573
James H. Erlinger III	2014	434,375	—	124,462	380,624	328,800	—	31,716	1,299,977
Executive Vice President, General Counsel
Michael I. Mortimer	2014	265,000	350,000	—	—	—	—	2,215,889	2,830,889
Former Executive Vice President, Human Resources and Corporate Administration	2013	526,250	—	—	1,416,420	550,000	—	787,593	3,280,263

(1)	Reflects position held by the named executive officer at the end of 2014. Mr. Mortimer terminated his employment with our Company as of June 30, 2014 and served as a consultant until he retired on December 31, 2014.
(2)	In accordance with the terms of his Consulting Agreement, Mr. Mortimer received a $350,000 bonus, which was paid in February 2015.
(3)	Amounts for 2014 reflect the aggregate grant date fair value of the restricted stock units granted computed in accordance with Accounting Standards Codification, “Compensation—Stock Compensation,” or ASC 718, excluding the impact of estimated forfeitures.
(4)	Amounts for 2014 reflect the aggregate grant date fair value for each stock option award granted during fiscal year 2014 as computed in accordance with ASC 718, excluding the impact of estimated forfeitures. Assumptions used in the calculation of these amounts in 2014 are included in Note 1 to our consolidated audited financial statements for the fiscal year ended December 31, 2014 included in Part II of our annual report on Form 10-K.
(5)	Amounts for 2014 reflect amounts paid in February 2015 to participating named executive officers under the MIP as approved by the Compensation Committee. Mr. Mortimer was not eligible to receive any award under the MIP because he was not serving as an executive at the time the awards were paid. See “Compensation Discussion and Analysis—Principal Elements of Compensation—Short-Term Incentive Compensation—Management Incentive Plan.”
(6)	There were no above market or preferential earnings under our elective nonqualified deferred compensation plan.
(7)	See below for additional information regarding the amounts disclosed in the “All Other Compensation” column.

2014 All Other Compensation

The following table details the components of the amounts reflected in the “All Other Compensation” column of the Summary Compensation Table for each of our named executive officers for the fiscal year ended December 31, 2014.

Name	Expatriate Benefits(1) ($)	Other Perquisites(2) ($)	Aggregate Reimbursements for Taxes Incurred for Certain Perquisites(3) ($)	Life Insurance Premiums/ Other Benefits ($)	Matching Contributions to 401(K) ($)	Consulting Fees(4) ($)	Total ($)
Dennis B. Gillings, CBE	—	24,940	—	7,416	11,700	—	44,056
Thomas H. Pike	—	11,549	10,552	2,322	—	—	24,423
Kevin K. Gordon	—	—	22	1,242	11,700	—	12,964
James H. Erlinger III	—	11,133	6,561	2,322	11,700	—	31,716
Michael I. Mortimer	1,879,197	24,266	105	621	11,700	300,000	2,215,889

(1)	Mr. Mortimer’s expatriate benefits included $997,721 for relocation expenses, housing allowance and other out-of-pocket expenses related to his overseas assignment and $881,476 of net tax equalization costs paid by our Company on Mr. Mortimer’s behalf in accordance with our tax equalization policy. These amounts were calculated based on our actual expenditures. Certain of these amounts were paid in British Pounds Sterling and converted into United States dollars at exchange rates ranging between 1.5715 and 1.735, which rates were determined based on the exchange rate published by Bloomberg on the date each expense was paid.
(2)	Other Perquisites in 2014 reflects Dr. Gillings’ residual automobile allowance of $2,430, which was eliminated in 2014, and $22,510 for reimbursement of expenses incurred by Dr. Gillings for personal use of Bloomberg and related financial data subscriptions. Other Perquisites also reflects amounts paid by our Company for installation or enhancement of home security systems for Messrs. Pike, Gordon, Mortimer and Erlinger, security provided for Mr. Pike’s spouse on a business trip to India, and COBRA amounts paid to Mr. Mortimer in accordance with his Consulting Agreement. In addition, friends and family members of Dr. Gillings have, in limited circumstances, accompanied Dr. Gillings on business trips using the airplane owned and operated by GFM. We incurred no additional incremental cost in connection with this air travel because we pay a flat rate per hour for business use of this airplane.
(3)	Reflects amounts reimbursed for taxes owed with respect to security systems, including $7,528 for Mr. Pike, $22 for Mr. Gordon, $105 for Mr. Mortimer and $3,561 for Mr. Erlinger. Other taxes owed included $3,000 in relocation expense for Mr. Erlinger and $3,024 for the security provided to Mr. Pike’s spouse.
(4)	Mr. Mortimer resigned as an officer effective May 12, 2014, remained an employee of the Company until June 30, 2014 and provided services to the Company as an independent contractor until December 31, 2014. Amount reflects consulting payments made to Mr. Mortimer in accordance with his Consulting Agreement.

2014 Grants of Plan-Based Awards

The following table provides information with respect to awards made to our named executive officers during 2014 pursuant to the MIP and the 2013 Stock Incentive Plan.

			Estimated Possible Payments under Non-equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards(5) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6) ($)
Name	Grant Date	Approval Date(2)	Threshold ($)	Target ($)	Maximum ($)
Dennis Gillings, CBE	n/a	n/a	0	800,000	1,600,000	—	—	—	—
Thomas H. Pike	n/a	n/a	0	1,000,000	2,000,000	—	—	—	—
Kevin K. Gordon	5/12/14	5/7/14	—	—	—	—	53,700	47.87	912,478
	5/12/14	5/7/14	—	—	—	6,300	—	—	301,581
	n/a	n/a	0	467,500	935,000	—	—	—	—
James H. Erlinger III	5/12/14	5/7/14	—	—	—	—	22,400	47.87	380,624
	5/12/14	5/7/14	—	—	—	2,600	—	—	124,462
	n/a	n/a	0	250,000	500,000	—	—	—	—
Michael I. Mortimer	n/a	n/a	0	425,000	850,000	—	—	—	—

(1)	Reflects potential values of non-equity incentive awards granted to each of the named executive officers pursuant to the MIP for the 2014 fiscal year, as described in more detail under “Compensation Discussion and Analysis—Principal Elements of Compensation—Short-Term Incentive Compensation—Management Incentive Plan.” Amounts shown in the “Threshold” column assume the Compensation Committee exercises its discretion to authorize the lowest possible award (or $0) for each named executive officer. Amounts shown in the “Target” column reflect a decision by the Compensation Committee to award each named executive officer an amount equal to his annual award target amount. Amounts shown in the “Maximum” column represent 200% of the named executive officer’s targeted award amount. Mr. Mortimer did not receive any payments under the 2014 MIP due to his retirement. The determination of the amount to be paid to each named executive officer under the 2014 MIP is described in more detail under “Compensation Discussion and Analysis—Principal Elements of Compensation—Short-Term Incentive Compensation—Management Incentive Plan” and is disclosed as “Non-equity Incentive Plan Compensation” in the Summary Compensation Table.
(2)	On May 7, 2014, the Compensation Committee approved the grant of stock option awards and restricted stock unit awards with a grant date of May 12, 2014.
(3)	The restricted stock unit awards above issued to Messrs. Gordon and Erlinger were granted under our 2013 Stock Incentive Plan, were awarded in recognition of leadership and contributions to our Company and vest over four years, in two installments, with 33% of such shares vesting on the third anniversary of the grant date and 67% of such shares vesting on the fourth anniversary of the grant date.
(4)	The stock option awards above issued to Messrs. Gordon and Erlinger were granted under our 2013 Stock Incentive Plan and vest over four years, in four equal installments beginning on the anniversary of the grant date.
(5)	The exercise price of the options was equal to the closing price of our common stock on the NYSE on the grant date.
(6)	Amounts reflect the aggregate grant date fair value for each equity award as computed in accordance with ASC 718, excluding the impact of estimated forfeitures. Assumptions used in the calculation of the grant date fair value for the options awards in 2014 are included in Note 1 to our consolidated audited financial statements for the fiscal year ended December 31, 2014 included in Part II of our annual report on Form 10-K.

Narrative Disclosure Relating to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

We have entered into employment agreements with each of our named executive officers which contain provisions that define the nature of employment, compensation and benefits while employed, compensation and benefits upon termination, and restrictive covenants relating to trade secrets, confidential information, company property and competitive business activities.

Employment Agreement with Dr. Gillings

In connection with our privatization in September 2003, Dr. Gillings entered into an employment agreement with us and our parent company at the time, Pharma Services Holding, Inc., or Pharma Services, replacing his prior employment agreement. Quintiles Transnational assumed all rights and obligations of Pharma Services pursuant to this agreement in March 2006. Amendments to Dr. Gillings’ employment agreement were made and entered into on February 1, 2008, December 12, 2008, December 31, 2008, December 14, 2009 and April 18, 2013. These amendments were primarily tied to the successful completion of significant corporate events. The 2009 amendment was implemented in connection with the Holding Company Reorganization in 2009 to clarify that the provisions would continue, unchanged, with respect to shares of Quintiles common stock (as opposed to shares of Quintiles Transnational stock). In connection with our IPO, we amended the terms of his agreement to reduce certain compensation and benefits provided to Dr. Gillings and to provide for other modifications necessary to comply with certain provisions of Section 409A of the Code.

The current term of this employment agreement will continue until it is terminated pursuant to its terms. Dr. Gillings served as our Executive Chairman during 2014 and was entitled to the following compensation and benefits during 2014 under the terms of his employment agreement in effect as of December 31, 2014:

•	an annual base salary of $800,000;

•	cash bonus opportunities (through the MIP for 2014), with an award target for 2014 of 100% of his $800,000 salary;

•	participation in all of our general benefit programs; and

•	reimbursement of ordinary and reasonable business expenses.

We also have agreed to reimburse GFM for expenses, at the current rate of $13,502 per hour, related to the use of its airplane for business-related travel. Subject to a limit of $2.5 million per year during the term of the employment agreement, in 2014, we reimbursed GFM approximately $1.8 million for the use of its airplane. See “Certain Relationships and Related Person Transactions—Other Transactions.”

Additional material terms of our employment agreement with Dr. Gillings are described under “Potential Payments Upon Events of Termination” below.

Employment Agreement with Mr. Pike

Quintiles Transnational entered into an employment agreement with Mr. Pike in April 2012 in connection with him joining our Company. The term of the employment agreement began on April 30, 2012 and continues until terminated as set forth in the agreement. Our agreement with Mr. Pike, as in effect on December 31, 2014, generally provides for the following compensation and benefits:

•	an initial base salary of $83,333 per month;

•	bonus opportunities under our annual incentive plan (through the MIP for 2014), with an award target of 100% of his annual salary;

•	participation in general employee benefit programs, including medical, dental, disability, life insurance, retirement, and personal leave plans;

•	reimbursement of business expenses; and

•	an annual executive benefit allowance of $3,333 per month in lieu of certain executive benefits and perquisites.

As previously discussed, the Compensation Committee determined to fold the remaining portion of Mr. Pike’s executive allowance into his base salary in February 2013.

In addition, if either we terminate Mr. Pike without Cause or he terminates for Good Reason (each as defined in Mr. Pike’s employment agreement and outlined below), Mr. Pike’s 604,287 unvested options will continue to vest over the 24-month period beginning on the termination date, contingent upon his executing a customary release of all claims against us arising out of his employment. Furthermore, in the event of a change in control (as defined in Mr. Pike’s employment agreement and outlined below), then all of his options become vested and exercisable.

Under the terms of our agreement with Mr. Pike, the following events constitute a change in control:

•	an acquisition (other than directly from Quintiles Transnational) of any of Quintiles Transnational’s voting securities by any Person (as such term is used in Section 3(A)(9), 13(D)(2) and 14(D)(2) of the Exchange Act), after which such Person, together with its affiliates and associates (as such terms are defined in Rule 12b-2 under the Exchange Act), becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the then outstanding voting securities, but excluding any such acquisition by Quintiles Transnational, any Person of which a majority of its voting power or its voting equity securities or equity interests is owned, directly or indirectly, by Quintiles Transnational (for purposes hereof, a “Subsidiary”), any employee benefit plan of Quintiles Transnational or any of its Subsidiaries (including any person acting as trustee or other fiduciary for any such plan), or by or for the benefit of Dr. Gillings and/or his family;

•	the shareholders of Quintiles Transnational approve a merger, share exchange, consolidation or reorganization involving Quintiles Transnational and any other corporation or other entity that is not controlled by Quintiles Transnational, as a result of which less than 50% of the total voting power of the outstanding voting securities of Quintiles Transnational or of the successor corporation or entity after such transaction is held in the aggregate by the holders of Quintiles Transnational’s voting securities immediately prior to such transaction; or

•	the shareholders of Quintiles Transnational approve a liquidation or dissolution of Quintiles Transnational, or approve the sale or other disposition of all or substantially all of Quintiles Transnational’s assets to any person (other than a transfer to a Subsidiary).

Additional material terms of our employment agreement with Mr. Pike are described under “Potential Payments Upon Events of Termination” below.

Agreements with Other NEOs

We have entered into the following agreements with Messrs. Gordon, Erlinger and Mortimer:

•	employment agreement between Mr. Gordon and Quintiles Transnational dated July 20, 2010, as amended November 22, 2010;

•	employment agreement between Mr. Erlinger and Quintiles Transnational dated November 1, 2013;

•	employment agreement between Mr. Mortimer and Quintiles Transnational dated June 1, 2003, as amended or supplemented January 9, 2004, and December 30, 2008; and

•	consulting and general release agreement between Mr. Mortimer and Quintiles Transnational dated May 12, 2014.

Each of these NEOs, other than Mr. Mortimer, currently holds the same position with Quintiles Transnational Holdings Inc. and Quintiles Transnational, and Mr. Mortimer held the same position at Quintiles

Transnational Holdings Inc. and Quintiles Transnational until he resigned as an officer as of May 12, 2014, although he continued as an employee until June 30, 2014. Mr. Mortimer provided consulting services to the Company as an independent contractor from July 1, 2014 until December 31, 2014, at which time Mr. Mortimer retired. Material terms of the employment agreements in effect as of December 31, 2014 with Messrs. Gordon and Erlinger have substantially the same provisions except as noted in the following:

Term. The term of our employment agreement with Mr. Gordon will continue until it is terminated pursuant to its terms, which include termination by us for Cause or by Mr. Gordon for Good Reason. The term of our employment agreement with Mr. Erlinger will continue until it is terminated pursuant to its terms, which include termination by us for Cause or by Mr. Erlinger for Material Breach (as defined below). Either party to the agreements with Messrs. Gordon and Erlinger may terminate the employment relationship without cause at any time upon giving the other party 60 days prior written notice.

Compensation. These employment agreements generally provide for and specify:

•	the executive’s annual base salary, subject to adjustment in accordance with our policies, procedures, and practices as they may exist from time to time;

•	bonus opportunities under our annual incentive plan (the MIP in 2014: the bonus target for Mr. Gordon was 85% of his annual salary (excluding amounts relating to prior executive allowances folded into base salary), and the bonus target for Mr. Erlinger was fixed at $250,000;

•	participation in general employee benefit programs, including medical, dental, disability, life insurance, retirement, and personal leave plans; and

•	reimbursement of business expenses.

Other Provisions.

None of the employment agreements with our NEOs, other than Dr. Gillings and Messrs. Pike and Gordon (as discussed below), provide for any specific benefits in the event of a change in control. However, the Compensation Committee has the discretion to determine whether awards will accelerate in the event of a sale of the Company (as defined in the 2013 Stock Incentive Plan).

Additional material terms of our employment agreements with these NEOs are described under “Potential Payments Upon Events of Termination” below.

As noted above, on May 12, 2014, we entered into a consulting and general release agreement with Mr. Mortimer, pursuant to which he continued as an employee until June 30, 2014 and provided consulting services as an independent contractor until December 31, 2014, at which time he retired. Pursuant to his consulting agreement, we agreed to pay Mr. Mortimer the following amounts: (i) a lump sum payment in cash of $350,000 as a bonus for the 2014 performance year, less applicable withholdings; provided, however, that if we did not pay out to the other participants in the MIP 100% of the bonus pool for 2014, then the amount due Mr. Mortimer would have been reduced by the same percentage that our payout of the MIP bonus pool is below 100%; (ii) monthly consulting fees of $50,000 per month from July 1, 2014 until December 31, 2014; (iii) from June 30, 2014 through December 31, 2014, (a) continued provision of benefits equivalent to those to which Mr. Mortimer would have been entitled under our expatriate benefit package had Mr. Mortimer remained employed, provided that, in lieu of any relocation expenses or benefits related to a relocation back to the United States provided for in such package, we shall pay to Mr. Mortimer, on or before December 31, 2014, a lump sum payment of $600,000; such expatriate benefits shall be grossed-up for income taxes consistent with prior practices to put Mr. Mortimer in the same after-tax position as had such benefits and payments not constituted taxable income; and (b) provision of medical, dental and vision insurance benefits substantially equivalent to those he had prior to his resignation; and (iv) tax preparation services for the 2014 and 2015 tax years.

2014 Outstanding Equity Awards

The following table provides information regarding all outstanding equity awards previously granted to the named executive officers as of December 31, 2014.

			Option Awards						Stock Awards
Name	Original Date of Grant		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Dennis Gillings, CBE	6/30/2008	(1)	500,000	—		13.06	(9)(10)(11)	6/30/2018	—	—
	6/30/2008	(1)	500,000	—		15.88	(9)(11)	6/30/2018	—	—
Thomas H. Pike	5/10/2012	(2)	400,000	600,000		23.83	(9)	5/10/2022	—	—
	5/31/2012	(3)	34,293	4,287		23.83	(9)	5/31/2022	—	—
Kevin K. Gordon	8/11/2010	(4)	160,000	60,000		17.53	(9)(10)(12)	8/11/2020	—	—
	8/11/2010	(4)	30,000	—		20.35	(9)(12)	8/11/2020	—	—
	8/8/2012	(5)	50,000	50,000		24.59	(9)	8/8/2022	—	—
	5/8/2013	(5)	25,000	75,000		40.00		5/8/2023	—	—
	5/8/2013	(6)	—	25,000		40.00		5/8/2023	—	—
	5/12/2014	(5)	—	53,700		47.87		5/12/2024	—	—
	11/24/2013	(6)	—	—		—		—	11,599	682,833(13)
	5/12/2014	(6)	—	—		—		—	6,300	370,881(13)
James H. Erlinger III	2/7/2013	(5)	18,750	56,250		30.07		2/7/2023	—	—
	5/8/2013	(6)	—	15,000		40.00		5/8/2023	—	—
	5/12/2014	(5)	—	22,400		47.87		5/12/2024	—	—
	11/24/2013	(6)	—	—		—		—	3,480	204,868(13)
	5/12/2014	(6)	—	—		—		—	2,600	153,062(13)
Michael I. Mortimer(8)	4/1/2006	(2)	75,000	—		6.61		4/1/2016	—	—
	6/30/2008	(7)	120,000	—		10.58	(9)(10)(11)(12)	6/30/2018	—	—
	6/30/2008	(7)	120,000	—		13.06	(9)(10)(11)	6/30/2018	—	—
	6/30/2008	(7)	40,000	—		13.40	(9)(11)(12)	6/30/2018	—	—
	6/30/2008	(7)	120,000	—		15.88	(9)(11)	6/30/2018	—	—
	8/8/2012	(5)	50,000	—	(8)	24.59	(9)	8/8/2022	—	—
	5/8/2013	(5)	25,000	—	(8)	40.00		5/8/2023	—	—

(1)	Vested 100% on the date of grant.
(2)	Vesting 20% on each anniversary of the date of grant.
(3)	Vesting monthly in equal installments over three years, beginning May 31, 2012.
(4)	Originally granted 300,000 options on August 11, 2010, vesting 20% on each anniversary of the date of grant. Vesting schedule remained unchanged following various reductions in the exercise price of options described below.
(5)	Vesting 25% on each anniversary of the date of grant.
(6)	Vesting 33% on the third anniversary of the date of grant and 67% on the fourth anniversary of the date of grant.
(7)	Originally granted 400,000 options on June 30, 2008, vesting 20% on grant and 20% on each anniversary of the date of grant. Vesting schedule remained unchanged following various reductions in the exercise price of options described below.
(8)	Mr. Mortimer retired on December 31, 2014. All unvested options were canceled on December 31, 2014.
(9)	Options originally issued under the terms of our stock incentive plans with an exercise price equal to the then-current fair value of our common shares as determined in good faith by our Board, with the assistance and upon the recommendation of management, based on a number of objective and subjective factors consistent with the methodologies outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the AICPA Practice Aid. Exercise price reported above reflects a reduction in the original exercise price by $2.09 per share, which was approved by our Board in October 2012 in connection with dividends paid to shareholders.

(10)	Options originally issued under the terms of our stock incentive plans with an exercise price equal to the then-current fair value of our common shares as determined in good faith by our Board, with the assistance and upon the recommendation of management, based on a number of objective and subjective factors consistent with the methodologies outlined in the AICPA Practice Aid. Exercise price reported above reflects a reduction in the original exercise price by $2.82 per share, which was approved by our Board in February 2012 in connection with dividends paid to shareholders.
(11)	Options originally issued under the terms of our stock incentive plans with an exercise price equal to the then-current fair value of our common shares as determined in good faith by our Board, with the assistance and upon the recommendation of management, based on a number of objective and subjective factors consistent with the methodologies outlined in the AICPA Practice Aid. Exercise price reported above reflects a reduction in the original exercise price by $6.53 per share, which was approved by our Board in December 2009 in connection with dividends paid to shareholders.
(12)	Options originally issued under the terms of our stock incentive plans with an exercise price equal to the then-current fair value of our common shares as determined in good faith by our Board, with the assistance and upon the recommendation of management, based on a number of objective and subjective factors consistent with the methodologies outlined in the AICPA Practice Aid. Exercise price reported above reflects a reduction in the original exercise price by $2.48 per share, which was approved by our Board in June 2011 in connection with dividends paid to shareholders.
(13)	Based on the closing price of our common stock as of December 31, 2014, which was $58.87, as reported on the NYSE.

2014 Option Exercises and Stock Vested

The following table sets forth information regarding options exercised by our named executive officers during fiscal year 2014. None of the outstanding restricted stock units held by our named executive officers vested during fiscal year 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dennis Gillings, CBE	—	—	—	—
Thomas H. Pike	—	—	—	—
Kevin K. Gordon	50,000	2,017,860	—	—
James H. Erlinger III	—	—	—	—
Michael I. Mortimer	—	—	—	—

(1)	Value realized is determined by multiplying (i) the amount by which the market price of our common stock at the time of exercise exceeded the exercise price by (ii) the number of shares of common stock for which the options were exercised.

Equity Awards Outstanding under Existing Stock Incentive Plans

All of the equity awards outstanding at the end of 2014 are governed by the 2003 Stock Incentive Plan, the 2008 Stock Incentive Plan or the 2013 Stock Incentive Plan, in addition to the terms of the award agreement covering a particular grant. All equity awards made after our IPO have been issued under the terms of the 2013 Stock Incentive Plan. We expect to grant all equity-based awards under the 2013 Stock Incentive Plan going forward. Under our 2013 Stock Incentive Plan, we may generally grant the following types of awards: stock options (including both incentive stock options and nonqualified options), stock appreciation rights, restricted stock and restricted stock units, performance shares and performance units, cash-based awards and other stock-based awards, in each case generally subject to annual award limits set forth in the 2013 Stock Incentive Plan. In 2014, our equity awards issued to our named executive officers under the 2013 Stock Incentive Plan were limited to stock options and restricted stock units.

All awards granted under these stock incentive plans to date are (or were) subject to service-based vesting, which typically ranged from four to five years. All option awards are exercisable for shares of our common stock and are nonqualified stock options. Each option will terminate upon the tenth anniversary of the date of grant. Each restricted stock unit represents the right to receive one share of our common stock shortly after vesting. Except as provided for in a grant award or certificate, or (as discussed below) in an employment agreement, in the event of termination of employment for any reason, all unvested awards immediately terminate. Vested options will remain exercisable for up to 90 days following termination, except they will remain exercisable for up to 365 days if termination is due to death or a disability, retirement or redundancy that is approved by the Compensation Committee. In the event termination of employment is for “Cause” (which under the terms of these stock incentive plans is deemed to mirror the definition of “Cause” found in the employment agreement we have entered into with each of our named executive officers), or if an executive breaches a restrictive covenant, all outstanding awards will be forfeited in their entirety.

2014 Nonqualified Deferred Compensation

Pursuant to our elective nonqualified deferred compensation plan, certain eligible employees, including our named executive officers, may defer up to 90% of their base salaries as of the first day of the calendar year or partial year and up to 100% of awards earned under the MIP for 2014 and certain cash bonuses and/or commissions payable. Deferral elections are made by eligible employees before the beginning of the calendar year for which the compensation is payable. Contributions to the elective nonqualified deferred compensation plan consist solely of participants’ elective deferral contributions with no matching or other employer contributions. None of the named executive officers elected to defer any portion of their salaries or cash bonuses during 2014.

Eligible employees are permitted to make individual investment elections that will determine the rate of return on their deferral amounts under the elective nonqualified deferred compensation plan. Participants may change their investment elections at any time. Deferrals are only deemed to be invested in the investment options selected. Participants have no ownership interest in any of the funds as investment elections are used only as an index for crediting gains or losses to participants’ accounts. The investment options consist of a variety of well-known mutual funds including certain non-publicly traded mutual funds available through variable insurance products. Investment experience in the funds is credited to the participants’ accounts daily, net of investment option related expenses. The plan does not operate in a manner to provide any above-market returns or preferential earnings to participants. For 2014, participants were able to choose among a total of 30 investment options, however, the named executive officers only elected to invest in the following investment options in 2014:

Name of Fund	Rate of Return % (YE 12/31/2014)	Name of Fund	Rate of Return % (YE 12/31/2014)
Principal Global Investors		Invesco
Principal LargeCap S&P 500 Index	13.29	Invesco V.I. Core Equity	8.15
Principal Global Investors
Principal MidCap	12.99
Fidelity Management & Research
Fidelity VIP Equity-Income	8.72

Distributions of amounts credited to the account of a named executive officer under the elective nonqualified deferred compensation plan will generally commence six months after the date of the executive’s separation from service. NEOs may also elect to receive in-service distributions of such amounts at the time they make their deferral elections. In addition, upon a showing of an unforeseeable emergency, an executive may be allowed to access funds in his deferred compensation account before he otherwise would have been eligible to. Benefits can generally be received either as a lump sum payment or in annual installments over a period not to exceed 15 years, or a combination thereof, except in the case of in-service distributions, which are always paid in a lump sum.

The following table provides information related to the potential benefits payable to each of our NEOs under our elective nonqualified deferred compensation plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Dennis B. Gillings, CBE	—	—	547,890	—	5,452,180
Thomas H. Pike	—	—	—	—	—
Kevin K. Gordon	—	—	—	—	—
James H. Erlinger III	—	—	—	—	—
Michael I. Mortimer	—	—	—	—	—

(1)	Amounts in this column are not reported as compensation for fiscal year 2014 in the Summary Compensation Table since they do not reflect above market or preferential earnings.

Payments Made Upon Death or Permanent Disability

In the event of death or permanent disability of an NEO, in addition to amounts disclosed below under “Potential Payments Upon Events of Termination,” each NEO will receive benefits under our long-term disability plan or payments under our life and accidental death insurance plans, as appropriate. These payments are generally available to all employees; however, the amounts paid may differ by employee based upon individual base salary and plan limitations on benefits. For example, Dr. Gillings and the other NEOs are eligible for two times the amount of base salary at death (up to $1,000,000). In the event of accidental death, an additional benefit of up to two times the amount of base salary at that time (up to $1,000,000) is also available. Therefore, if such benefits were triggered for the NEOs on December 31, 2014 under our life insurance plans, the legally designated beneficiary(ies) of each named executive officer, other than Mr. Erlinger, would have received $1,000,000 from life insurance, plus an additional $1,000,000 if death was accidental (excluding any voluntary supplemental coverage elected and paid for by the named executive officer under our life insurance program). Mr. Erlinger would have received $870,000.

With respect to coverage in the event of long-term disability, our plan provides a benefit of 66 2/3% of base salary, with a maximum benefit of $15,000 per month, for as long as the individual is medically determined to be disabled and certain other requirements are met. Generally, maximum coverage is limited as follows based on an individual’s age at the time he becomes disabled:

If a named executive officer becomes disabled	His maximum benefit duration will be
Before age 60	To age 65, but not less than five years
At age 60	60 months
At age 61	48 months
At age 62	42 months
At age 63	36 months
At age 64	30 months
At age 65	24 months
At age 66	21 months
At age 67	18 months
At age 68	15 months
At age 69 or older	12 months

As a result, if such benefits had been triggered on December 31, 2014 under our long-term disability insurance plan, based on the then-current age of each NEO, each NEO would have been entitled to receive the following amounts for as long as he remained disabled: Dr. Gillings (age 70), $15,000 per month for a maximum of 12 months; Mr. Pike (age 55), $15,000 per month to age 65; Mr. Gordon (age 52), $15,000 per month to age 65; and Mr. Erlinger (56), $15,000 per month to age 65. Mr. Mortimer (age 54) was eligible to receive $15,000 per month to age 65; however this benefit was eliminated upon his retirement from our Company on December 31, 2014.

Potential Payments Upon Events of Termination

As discussed previously, we have entered into employment agreements with each of our NEOs. The information below describes and quantifies certain compensation that would become payable under these agreements and our other existing plans and arrangements for each of our NEOs as if his employment had terminated on December 31, 2014. Except as otherwise discussed below, these benefits are in addition to benefits generally available to salaried employees, such as distributions under the 401(k) plan and disability benefits.

Employment Agreement with Dr. Gillings

Events of Termination

Our employment agreement with Dr. Gillings provides for certain payments and other benefits if his employment with us is terminated, which vary depending on the circumstances of his termination. Except in certain circumstances discussed below, our obligation to compensate Dr. Gillings ceases on the last date of his employment other than with respect to his full salary and any other accrued benefits set forth in the agreement through that date.

In the event Dr. Gillings’ employment is terminated either:

•	by us for any reason, other than for “Cause,” or

•	by Dr. Gillings for “Good Reason” (as defined below) or his voluntary termination in connection with a sale of our Company to a third party (i.e., not a current shareholder or affiliate or permitted transferee under the Shareholders Agreement) pursuant to which the third party (together with its affiliates) acquires (1) 75% of the voting power of our common stock, on a fully diluted basis or (2) all or substantially all of our consolidated assets (which we refer to as a “Sale Transaction” for purposes of this discussion) he will receive the annual cash bonus and incentive bonus, if any, for the year of his termination (even if such bonus is declared on or after his termination), prorated for the number of complete months he was employed for that year. We refer to this payment as the prorated bonus for purposes of the tabular discussion for Dr. Gillings below.

For the purposes of Dr. Gillings’ employment agreement “Cause” means:

•	a willful and continued failure by Dr. Gillings to perform his duties as Executive Chairman as established by our Board (other than due to disability);

•	a material breach by Dr. Gillings of his fiduciary duties of loyalty or care to our Company;

•	a willful violation by Dr. Gillings of any material provision of his employment agreement, the confidentiality and non-compete provisions of his rollover agreement pursuant to which he acquired shares from Pharma Services in connection with our privatization in 2003; or

•	a conviction of, or the entering of a plea of nolo contendere by Dr. Gillings for, any felony.

In addition, if Dr. Gillings terminates his employment due to our material breach of the agreement, and it is ultimately determined that no reasonable basis existed for Dr. Gillings’ termination on account of our alleged default, such event shall be deemed “Cause” for termination by us.

For purposes of this discussion, “Good Reason” includes:

•	Dr. Gillings’ disability;

•	our material breach of the agreement, subject to a 30-day cure period;

•	a change in his position such that he is no longer elected as our Executive Chairman with the duties and powers that existed on the date of the employment agreement and which are customarily associated with such office; and

•	our improper termination of his employment for Cause if it is ultimately determined that Cause did not exist.

In addition, if either:

•	we terminate Dr. Gillings for any reason, other than (1) for Cause or (2) upon the occurrence of a Sale Transaction when Dr. Gillings is a member of the group of shareholders triggering such transaction or votes in favor of the transaction, which we refer to as a Sale Transaction with Gillings’ consent for purposes of the tabular discussion for Dr. Gillings below, or

•	Dr. Gillings terminates (1) due to Good Reason or (2) upon the occurrence of a Sale Transaction when Dr. Gillings is not a member of the group of shareholders triggering such transaction and does not vote in favor of the transaction, which we refer to as a Sale Transaction without Gillings’ consent for purposes of the tabular discussion for Dr. Gillings below, we will provide Dr. Gillings (and, in certain circumstances, his estate or beneficiaries) a cash severance payment (payable in equal monthly installments over three years) of an amount equal to 2.9 times the aggregate sum of (1) his then annual rate of base salary plus (2) an amount equal to the annual cash bonus, if any, paid or payable for the fiscal year ended immediately prior to such termination. We generally refer to these payments as the severance benefits for purposes of this disclosure.

Dr. Gillings’ severance benefits will not impact any other benefits otherwise payable to him under any of our other compensation or benefit plans in which he participates.

We have agreed to secure the cash severance payment we would owe Dr. Gillings through a letter of credit or similar arrangement, or to deposit the present value of such payments into an escrow arrangement (with protection against claims from our creditors), in a form reasonably acceptable to Dr. Gillings. We will release a portion of the cash severance amounts secured by such arrangements in the event Dr. Gillings is required to recognize income tax as a result thereof and will reimburse Dr. Gillings for any penalties imposed on him, along with any income tax due as the result of such reimbursement, if we fail to release a sufficient portion of the amounts secured to satisfy Dr. Gillings’ income tax liabilities resulting from this arrangement.

Dr. Gillings is not required to mitigate any of the severance benefits we may owe; provided, however, we will no longer be obligated to provide the severance benefits if he breaches any of the restrictive covenants contained in his employment agreement (described below). In addition, our obligation to provide the severance benefits is conditioned upon Dr. Gillings’ execution of a customary release of all claims against us arising out of his employment.

The employment agreement includes restrictive covenants requiring Dr. Gillings to disclose and assign to us any developments conceived, made or suggested by him during his employment or the non-competition period (described below) and generally prohibiting Dr. Gillings from:

•	competing with us in any geographic area in which we do business,

•	soliciting or interfering with our relationship with anyone with whom we do business,

•	offering employment to or procuring employment for any of our employees, or

•	disclosing any of our confidential information

until the latest of (1) three years following the date he ceases to own any equity interest in us or any of our subsidiaries, or (2) three years from the date of his termination of employment. For so long as we require Dr. Gillings to comply with these restrictive covenants, we are required to pay him during the non-competition period monthly amounts equal to the sum of his annual base salary in effect on his termination date plus his most recent annual bonus divided by 12, provided however, that we are not required to make such payments during the three-year period following termination if we are paying Dr. Gillings the severance payments described above. The agreement pursuant to which Dr. Gillings rolled over his equity in the going private transaction in 2003 contains the same non-compete provisions. These restrictions automatically lapse if we release Dr. Gillings from the non-compete under his employment agreement.

Dr. Gillings holds fully vested options to purchase 1,000,000 shares of our common stock granted under the 2008 Stock Incentive Plan. Neither Dr. Gillings’ employment agreement nor his award agreement governing his stock options provide for any specific benefits with respect to Dr. Gillings’ stock options in the event of his termination (for whatever reason) or a change in control.

Potential Payments upon Dr. Gillings’ Termination

The following table sets forth our payment obligations upon termination of Dr. Gillings’ employment pursuant to the terms of his employment agreement and our other compensation plans under the various scenarios described above. The amounts set forth in the table are estimates and assume a termination of employment occurring on December 31, 2014 (the last business day of our last completed fiscal year). Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon Dr. Gillings’ actual termination of employment.

Termination Reason	Cash Severance Benefits(1) ($)	Prorated Bonus(2) ($)	Non- Compete Payments(3) ($)	Total(4) ($)
Death	—	1,000,000	—	1,000,000
By Our Company For Cause	—	—	5,400,000	5,400,000
By Our Company Without Cause(5)	5,220,000	1,000,000	—	6,220,000
By Our Company Upon a Sale Transaction Without Gillings’ Consent	5,220,000	1,000,000	—	6,220,000
By Our Company Upon a Sale Transaction With Gillings’ Consent	—	1,000,000	5,400,000	6,400,000
By Gillings For Good Reason	5,220,000	1,000,000	—	6,220,000
By Gillings Upon a Sale Transaction With Gillings’ Consent	—	1,000,000	5,400,000	6,400,000
By Gillings Upon a Sale Transaction Without Gillings’ Consent	5,220,000	1,000,000	—	6,220,000
By Gillings For Any Other Reason	—	—	5,400,000	5,400,000

(1)	Equal to 2.9 times 2014 annual salary (of $800,000) plus 2.9 times 2013 annual bonus (of $1,000,000) approved by the Compensation Committee under the terms of our 2013 Performance Incentive Plan. Cash severance benefits are to be paid on a monthly basis following termination. Calculation assumes that Dr. Gillings does not become subject to penalties relating to income taxes that might be due, if any, in connection with any arrangements used to secure the cash severance payment as provided for by the terms of his employment agreement, as the result of our not releasing adequate funds to cover such income tax liabilities.
(2)	Equal to the amount of Dr. Gillings’ payment under the MIP for 2014 (of $1,000,000), prorated for the twelve complete months of employment for the year.

(3)	Equal to Dr. Gillings’ 2014 annual salary (of $800,000) plus his 2013 annual bonus (of $1,000,000) as approved by the Compensation Committee under the terms of our 2013 Performance Incentive Plan. This amount is to be paid on a monthly basis for a period of three years following termination. We are not required to make such non-compete payments during the three-year period following termination if we are paying Dr. Gillings the severance payments. Calculation of this amount also assumes we would not enforce the terms of Dr. Gillings’ non-compete following his death or after the third anniversary of the date of his termination, irrespective of Dr. Gillings’ continued ownership of shares of our common stock at that time.
(4)	Total does not include benefits earned under our elective nonqualified deferred compensation plan. See “2014 Nonqualified Deferred Compensation.”
(5)	Reflects payments owed for termination by us without cause and not in connection with a Sale Transaction.

Employment Agreement with Mr. Pike

Events of Termination

Our employment agreement with Mr. Pike provides for certain payments and other benefits if his employment with us is terminated, which vary depending on the circumstances of his termination. Except in certain circumstances outlined below, our obligation to compensate Mr. Pike ceases as of the termination date except with respect to any amounts due under the agreement at that time and the amounts subsequently due, if any, under our annual performance incentive plan then in effect.

Either party may terminate the employment relationship without cause at any time upon giving the other party 60 days’ written notice. The agreement automatically terminates upon Mr. Pike’s death. In addition, we may terminate his agreement at any time upon written notice to Mr. Pike due to his disability. In addition, we may terminate our employment relationship with Mr. Pike immediately upon written notice at any time for “Cause,” which is defined in Mr. Pike’s employment agreement to include:

•	any willful misconduct or omission by Mr. Pike that demonstrably and materially injures or has the potential to materially injure our Company or our affiliates;

•	gross negligence or willful misconduct by Mr. Pike in the performance of his duties;

•	any material act by Mr. Pike of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of company assets or assets of our affiliates;

•	his being indicted for, convicted of, confessing to, or becoming the subject of proceedings that provide a reasonable basis for us to believe that he has engaged in, a felony or in any other crime involving dishonesty or moral turpitude;

•	a material violation of a provision of our code of conduct or ethics policy;

•	breach of fiduciary duty to Quintiles Transnational or its affiliates; or

•	material breach of the employment agreement that Mr. Pike has not cured within 30 days after we have provided him notice of the material breach.

Under the employment agreement, Mr. Pike may terminate his employment for “Good Reason” if any of the following events occurs without his consent;

•	a change to his reporting relationship such that he is no longer reporting to the Quintiles Transnational Board, which is the same as our Board, or board committee as the Chief Executive Officer of Quintiles Transnational, or, in the case of a change in control, he is no longer the most senior officer of the entity with authority and responsibility for Quintiles Transnational’s business;

•	his annual base salary or target bonus opportunity (including any prior increases to such salary or bonus opportunity) is materially reduced, other than due to an across-the-board reduction of not more than 20% attributable to economic conditions and applicable to all of our executive employees;

•	a material diminution in his status, duties or responsibilities, making his position inconsistent with his duties as Chief Executive Officer;

•	a relocation of his principal worksite by more than 50 miles, unless we have proffered an appropriate executive relocation package to defray his expenses and associated costs of such relocation; or

•	our material breach of the agreement, including the provisions covering our representations, insurance and indemnity, or assignment.

Mr. Pike must provide us with written notice of the event constituting Good Reason within 90 days of becoming aware of our actions or inactions giving rise to such Good Reason. Any termination for Good Reason shall become effective 30 days following Mr. Pike’s written notice, provided we have not cured the actions or inactions giving rise to his notice of termination for Good Reason.

Payments Upon Termination

In the event Mr. Pike terminates his employment without Good Reason, his employment is terminated due to death or disability or by our Company for Cause, we must pay Mr. Pike (or his estate) a lump sum equal to any accrued but unpaid base salary, unreimbursed expenses and any earned but unpaid annual incentive bonus (only if Mr. Pike was employed on March 1 of the year following the year which such incentive relates). In addition, in the event of termination by death or disability, we will be obligated to pay any earned but unpaid amount under our annual performance incentive plan for the prior year (which, for these purposes, was the 2013 MIP) and, if such termination occurs after the first quarter of a year, Mr. Pike (or his estate) will also be entitled to a pro rata portion of his annual performance incentive award for the year of termination (which, for these purposes, was the 2014 MIP), based upon actual performance and paid at the time it would be paid if he had continued his employment.

In addition, if either we terminate Mr. Pike without Cause or he terminates for Good Reason, subject to certain conditions outlined below, we will make the following cash severance payments to him:

•	an aggregate amount equal to 2 times the sum of his then-current annual base salary plus his target annual incentive bonus, payable in monthly installments over the 24 months following his termination;

•	a lump sum payment equal to 24 times our monthly cost (on a group basis) for providing the type of medical, dental, vision, long-term disability and term life insurance applicable to Mr. Pike at the time of his termination;

•	any earned but unpaid amount under our annual performance incentive plan for the prior year and, if the termination occurs after the first quarter of a year, the prorated portion of his annual performance incentive plan bonus for the calendar year of termination, based upon actual performance and paid at the time it would be paid if he had continued his employment; and

•	an aggregate amount equal to $80,000, representing 24 months of his $40,000 executive allowance (now folded into his base salary, but considered a separate element of compensation by the Compensation Committee for purposes of determining amounts payable upon Mr. Pike’s termination), payable in monthly installments over the 24 months following his termination.

In addition, if either we terminate Mr. Pike without Cause or he terminates for Good Reason, Mr. Pike’s employment agreement provides that 604,287 of the unvested options issued pursuant to his employment agreement will continue to vest over the 24-month period beginning on the termination date. Furthermore, in the event we terminate Mr. Pike without Cause or he terminates for Good Reason within 24 months after a change in control (as defined in Mr. Pike’s employment agreement and discussed above), then the severance payments otherwise payable over 24 months become payable in a lump sum. In the event of a change in control (as defined in Mr. Pike’s employment agreement) all of his options become vested and exercisable.

Also, in the event any of his severance payments are deemed to be parachute payments for purposes of Section 280G of the Code, then he will receive the greater of (taking into account all federal, state and local income taxes, as well as the parachute tax under Section 280G): (1) the amount that would result in no portion of the severance payments being subject to the parachute tax under Section 280G to be a parachute payment or (2) the full severance amount.

Mr. Pike’s employment agreement requires, as a precondition to the receipt of the cash severance payments identified in the table below, that Mr. Pike sign a release in which he waives all claims that he might have against us. In addition, his employment agreement requires that he comply with certain provisions of the agreement:

•	prohibiting Mr. Pike, subject to certain customary limitations, from disclosing our confidential information and trade secrets to any person or entity at any time during and for certain periods after the term of his employment (15 years for confidential information and until such information is no longer deemed to be a trade secret);

•	prohibiting Mr. Pike during his employment and for 24 months following the termination of his employment, from competing with us in any geographic area in which we do business, soliciting from or interfering with our relationship with any person or entity who is our customer, and from soliciting for or offering employment to any person who had been employed by us (in a managerial or higher position) during his last year of employment, unless such person’s employment with us was terminated more than 12 months prior to the solicitation; and

•	requiring Mr. Pike to disclose and assign to us any work product (or associated rights relating to such work product) created or developed by him while employed by us.

Mr. Pike has also agreed not to take any action which is materially detrimental or otherwise intended to be adverse to our reputation, business relations, prospects and operations.

Potential Payments upon Mr. Pike’s Termination

The following table sets forth our payment obligations upon termination of Mr. Pike’s employment pursuant to the terms of his employment agreement and our other compensation plans under the various scenarios described above. The amounts set forth in the table are estimates and assume a termination of employment occurring on December 31, 2014 (the last business day of our last completed fiscal year). Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon Mr. Pike’s actual termination of employment.

		Company Terminates			Mr. Pike Terminates
	Death ($)	Without Cause ($)	For Cause ($)	Disability ($)	Without Good Reason ($)	For Good Reason ($)	Change in Control(1) ($)
Cash Severance(2)	—	4,000,000	—	—	—	4,000,000	—
Executive Allowance(3)	—	80,000	—	—	—	80,000	—
Insurance Benefits(4)	—	7,298	—	—	—	7,298	—
Incentive Plan Benefits(5)	1,600,000	1,600,000	—	1,600,000	—	1,600,000	—
Accelerated Vesting of Options(6)	—	—	—	—	—	—	21,174,216

Total	1,600,000	5,687,298	—	1,600,000	—	5,687,298	21,174,216

(1)	Equal to number of unvested options held by Mr. Pike on December 31, 2014 multiplied by the difference between the exercise price of each such stock option, and the fair market value of $58.87 per share as of December 31, 2014 based on the closing price of our shares of common stock as reported on the NYSE.
(2)

Equal to two times the sum of his then-current annual base salary ($1,000,000), excluding amounts relating to his prior executive allowance folded into base salary, plus his target annual incentive bonus ($1,000,000).

Amount would be paid in monthly installments following termination or in a lump sum if we terminate Mr. Pike without Cause or Mr. Pike terminates for Good Reason within 24 months of a change in control.
(3)	Amount would be paid in monthly installments following termination.
(4)	Equal to 24 times our monthly cost of providing long-term disability and term life insurance coverage for Mr. Pike ($7,298). The amount above also includes the estimated value of additional payments related to taxes incurred (at an assumed tax rate of 35%) as a result of our reimbursement of these expenses ($1,892). Amount would be paid in a lump sum upon termination. Mr. Pike does not currently participate in any of our medical, dental or vision insurance policies.
(5)	Equal to 100% of his annual performance incentive award for 2014 under the MIP ($1,600,000), plus any earned but unpaid amount under our annual performance incentive plan for 2013 (all of which was paid in March 2014).
(6)	If either we terminate Mr. Pike without Cause or he terminates for Good Reason, Mr. Pike’s 604,287 unvested options will continue to vest over the 24-month period beginning on the termination date. In the event of a change in control (as defined in Mr. Pike’s agreement), all of his unvested options would vest and become exercisable.

Employment Agreements with Other NEOs

Events of Termination

Except in certain circumstances outlined below, our obligation to compensate an executive ceases as of the termination date except with respect to any amounts due under the agreement at that time and the amounts subsequently due, if any, pursuant to our annual cash bonus plans. See “—Agreements with Other NEOs” above for a discussion of amounts owed to Mr. Mortimer following his resignation as an executive officer during 2014. The following discussion pertains to agreements with each of our NEOs other than Dr. Gillings, Mr. Pike and Mr. Mortimer.

Each of the agreements provide that we may terminate an executive’s employment relationship immediately without notice at any time for “Cause.” Except as specified below, the agreements with each of these named executive officers generally mirror each other and define “Cause” to include:

•	the executive’s death;

•	the executive’s disability (as defined therein);

•	any act or omission of the executive constituting willful misconduct (including willful violation of our policies), gross negligence, fraud, misappropriation, embezzlement, criminal behavior, conflict of interest or competitive business activities which, as determined in our reasonable discretion, shall cause material harm, or any other actions that are materially detrimental to our Company or any of our affiliates’ interests;

•	the executive’s material breach of his Agreement; and

•	with respect to Mr. Gordon’s agreement, any other reason recognized as “cause” under applicable law.

Our agreement with Mr. Gordon provides that he may terminate his employment for “Good Reason” if any of the following events occurs without his consent:

•	a change to his reporting relationship such that he is no longer reporting to the Chief Executive Officer or, in the case of a change in control (as defined in his employment agreement), he is no longer the most senior financial officer of the entity with authority and responsibility for our business;

•	his annual base salary or target bonus opportunity (including any prior increases to such salary or bonus opportunity) is materially reduced;

•	a material diminution in his duties or responsibilities, making his position inconsistent with his duties as Executive Vice President, Chief Financial Officer; or

•	a relocation of his principal workplace that exceeds 50 miles.

Mr. Gordon must provide us with written notice of the event constituting Good Reason within 30 days of becoming aware of our actions or inactions giving rise to such Good Reason, subject to a 60-day cure period.

Our agreement with Mr. Erlinger provides that he may terminate his employment for our material breach upon written notice to us, subject to a 90-day cure period. We refer to each of the executive’s right to terminate under these circumstances as “Material Breach.”

If either:

•	we terminate an executive by Notice of Non-Renewal or without Cause, or

•	the executive terminates for Good Reason (for Mr. Gordon) or for Material Breach (for Mr. Erlinger),

subject to certain conditions outlined below, we will make cash severance payments to the executive officer. The severance amount payable is based on a multiple of monthly salary at the time of termination and then again multiplied by a specified number of months. The following table identifies the severance amounts payable to such named executive officers under their agreements.

Name	Severance Multiple	Basis for Severance	Form of Payment
Kevin K. Gordon	24	1.55 times then-current monthly salary	Monthly Installments
James H. Erlinger III	12	1.00 times then-current monthly salary	Monthly Installments

The agreements also provide for an additional lump-sum cash payment equal to 24 times our monthly cost of providing medical, dental, vision, long-term disability and term life insurance benefits for Mr. Gordon and 12 times our monthly cost of providing medical, dental, vision, long-term disability and term life insurance benefits for Mr. Erlinger. To the extent any portion of this payment is included as gross income for the executive; the executive will receive an additional amount equal to the federal income tax applicable to such payment. We refer to these payments as the insurance benefits for purposes of the tabular discussion for each of these named executive officers below.

The agreement for Mr. Gordon also provides for an additional $60,000, representing two times his annual executive allowance, to be paid in monthly installments. As previously discussed, while the executive allowance has been folded into base salaries for these executives, the Compensation Committee still treats it as a separate element of compensation for the purposes of the determining amounts payable upon termination by these executives. The employment agreements require, as a precondition to the receipt of the cash severance payments identified in the table below, that the executive sign a release in which he waives all claims that he might have against us and that he complies with certain provisions of the agreement:

•	prohibiting the executive, subject to certain customary limitations, from disclosing our confidential information and trade secrets to any person or entity at any time during and for certain periods after the term of his employment (15 years for confidential information and until such information is no longer deemed to be a trade secret);

•	prohibiting the executive during his employment and for specified periods following the termination of his employment (two years for Mr. Gordon and one year for Mr. Erlinger), from competing with us in any geographic area in which we do business, soliciting from or interfering with our relationship with any person or entity who is our customer, and from soliciting for or offering employment to any person who had been employed by us during his last year of employment, unless (for Mr. Gordon) such person’s employment with us was terminated more than 12 months prior to the offer or solicitation; and

•	requiring the executive to disclose and assign to us any work product (or associated rights relating to such work product) created or developed by the executive while employed by us.

Each of these executives have also agreed not to take any action which is materially detrimental or otherwise intended to be adverse to our reputation, business relations, prospects and operations.

Change in Control

Mr. Gordon’s employment agreement provides that all of the unvested options issued to him in 2010, or 60,000 options, become vested and exercisable upon a change in control, as defined in his employment agreement. Options and RSUs subsequently granted to Mr. Gordon will not automatically accelerate upon a change in control. Under the terms of our employment agreement with Mr. Gordon, the following events constitute a change in control:

•	an acquisition (other than directly from Quintiles Transnational) of any of Quintiles Transnational’s voting securities by any Person (as such term is used in Section 3(A)(9), 13(D)(2) and 14(D)(2) of the Exchange Act), after which such Person, together with its affiliates and associates (as such terms are defined in Rule 12b-2 under the Exchange Act), becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the then outstanding voting securities, but excluding any such acquisition by Quintiles Transnational, any Person of which a majority of its voting power or its voting equity securities or equity interests is owned, directly or indirectly, by Quintiles Transnational (for purposes hereof, a “Subsidiary”), any employee benefit plan of Quintiles Transnational or any of its Subsidiaries (including any person acting as trustee or other fiduciary for any such plan), or by or for the benefit of Dr. Gillings and/or his family;

•	the shareholders of Quintiles Transnational approve a merger, share exchange, consolidation or reorganization involving Quintiles Transnational and any other corporation or other entity that is not controlled by Quintiles Transnational, as a result of which less than 50% of the total voting power of the outstanding voting securities of Quintiles Transnational or of the successor corporation or entity after such transaction is held in the aggregate by the holders of Quintiles Transnational’s voting securities immediately prior to such transaction; or

•	the shareholders of Quintiles Transnational approve a liquidation or dissolution of Quintiles Transnational, or approve the sale or other disposition of all or substantially all of Quintiles Transnational’s assets to any person (other than a transfer to a Subsidiary).

None of the employment agreements with our other NEOs (except for Dr. Gillings and Mr. Pike) provide for any specific benefits in the event of a change in control. However, the Compensation Committee has the discretion to determine whether awards will accelerate in the event of a sale of the Company (as defined in the 2013 Stock Incentive Plan).

Equity Awards

Each of our NEOs holds options to purchase shares of our common stock, Messrs. Gordon and Erlinger hold restricted stock units, each granted under our stock incentive plans. Our stock incentive plans do not provide for acceleration of vesting upon termination of employment (for any reason). None of the equity awards held by our NEOs (other than Messrs. Pike and Gordon) automatically accelerate upon a change in control; however, the Compensation Committee has discretion to determine whether awards will accelerate in the event of a sale of the Company (as defined in the 2013 Stock Incentive Plan).

Potential Payments upon Events of Termination of Other Named Executive Officers

The following table sets forth our payment obligations to each of our other named executive officers upon termination of employment pursuant to the terms of such individual’s employment agreement and our other compensation plans under the various scenarios described above. The amounts set forth in the table are estimates and assume a termination of employment occurring on December 31, 2014 (the last business day of our last completed fiscal year). Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon an executive’s actual termination of employment.

	Company Terminates			Executive Terminates
	For Cause ($)	Without Cause ($)	Through Notice of Non Renewal ($)	Through Notice of Non Renewal ($)	For Good Reason or for Material Breach(1) ($)	Change in Control ($)
Kevin Gordon
Cash Severance(2)	—	1,705,000	N/A	N/A	1,705,000	—
Insurance Benefits(3)	—	52,714	N/A	N/A	52,714	—
Executive Allowance(4)	—	60,000	N/A	N/A	60,000	—
Vesting of Options(5)	—	—	N/A	N/A	—	2,480,400

Total	—	1,817,714	N/A	N/A	1,817,714	2,480,400

James H. Erlinger III(6)
Cash Severance(7)	—	733,800	N/A	N/A	733,800	—
Insurance Benefits(8)	—	26,189	N/A	N/A	26,189	—
Vesting of Options(5)	—	—	N/A	N/A	—	—

Total		759,989	N/A	N/A	759,989	—

(1)	Amounts paid to Mr. Gordon if he terminates for Good Reason or to Mr. Erlinger for termination for Material Breach.
(2)	Equal to 1.55 times executive’s monthly 2014 base salary, multiplied by 24. Amount would be paid in monthly installments following termination.
(3)	Equal to 24 times our monthly cost of providing medical, dental, vision, long-term disability and term life insurance benefits for Mr. Gordon ($52,714). The amount above also includes the estimated value of additional payments related to taxes incurred (at an assumed tax rate of 35%) as a result of our reimbursement of these expenses ($18,450). Amount would be paid in a lump sum upon termination.
(4)	Amount would be paid in monthly installments following termination.
(5)	Equal to the number of unvested options issued to Mr. Gordon in 2010 that would be accelerated under his employment agreement upon a change in control, multiplied by the difference between the exercise price of each such stock option, and the fair market value of $58.87 per share as of December 31, 2014 based on the closing price of our shares of common stock as reported on the NYSE. None of the above listed named executive officers (other than Mr. Gordon) is entitled to acceleration of vesting in the event of a change in control. None is entitled to acceleration of vesting upon termination of employment. However, the Compensation Committee has the discretion to determine whether awards will accelerate in the event of a sale of the Company (as defined in the 2013 Stock Incentive Plan), and if it so determined, amounts received by each named executive officer for total unvested stock options would equal (determined in the same fashion as stated above): $6,672,100 for Mr. Gordon and $2,149,450 for Mr. Erlinger.
(6)	For these purposes it has been assumed that the Company has elected to waive the requirement that Mr. Erlinger repay a pro rata portion of his $25,000 signing bonus (without interest and net of applicable taxes, assuming a tax rate of 35%) and reimbursed expenses. We estimate that these amounts would cover approximately $76,786, including $76,546 in relocation expenses).
(7)	Equal to 12 times executive’s monthly 2014 base salary plus the amount equal to the bonus under our annual performance incentive plan for 2014. Amount would be paid in monthly installments following termination.

(8)	Equal to 12 times our monthly cost of providing medical, dental, vision, long-term disability and term life insurance benefits for Mr. Erlinger ($26,189). The amount above also includes the estimated value of additional payments related to taxes incurred (at an assumed tax rate of 35%) as a result of our reimbursement of these expenses ($9,166). Amount would be paid in monthly installments following termination.

2014 Director Compensation Table

We use a combination of cash and share-based incentive compensation to attract and retain qualified candidates to serve as independent members of our Board. In setting director compensation, we consider both the time commitment and skill required to serve on our Board.

Compensation Paid to Board Members

In 2014, our Board determined that each of Messrs. Evanisko, Greenberg and Schaeffer are independent. In May 2014, the annual cash retainer for each independent directors increased from $60,000 to $65,000, paid quarterly. We paid the chairman of our Audit Compensation Committee an additional $20,000 annual retainer, paid quarterly, and paid the directors who served as chairmen of our other Board committees an additional $15,000 annual retainer, paid quarterly. These directors also received $2,250 per meeting they attended in person and $750 for each meeting they attended by teleconference. As of May 2014, the fee for teleconferences was increased to $2,250 per call. We also reimbursed the reasonable travel expenses and other out-of-pocket costs incurred in connection with attendance at meetings of our Board by each of these directors.

In accordance with the director compensation plan applicable to our independent directors effective May 7, 2014, we have granted options and restricted stock units to these directors pursuant to our stock incentive plans. Each of Messrs. Evanisko, Greenberg, and Schaeffer received approximately $165,000 in equity awards under the 2013 Stock Incentive Plan, consisting of a stock option award of 7,400 shares and 900 restricted stock units. Since that time, we have updated our compensation plan applicable to our independent directors such that, effective February 5, 2015, our independent directors are entitled to receive an annual cash retainer of $65,000, paid quarterly, and meeting fees of $2,250 for attendance (either in person or via teleconference) at each meeting of the Board and any Board committees on which he or she serves. We will also pay the chair of the Audit Committee an additional $25,000 annual retainer, paid quarterly, and pay those directors who serve as chairs of its other Board committees an additional $20,000 annual retainer, paid quarterly. Each independent director will also receive an annual grant of approximately $200,000 in equity awards under the 2013 Stock Incentive Plan, which will vest over a one year period.

The following table provides information related to the compensation of our directors who received compensation from us during fiscal 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Options Awards(2) ($)	Total ($)
Michael J. Evanisko	128,250	43,083	114,663	285,996
Jack M. Greenberg	122,750	43,083	114,663	280,496
Leonard D. Schaeffer	116,250	43,083	114,663	273,996

(1)	In accordance with the director compensation plan applicable to our independent directors, on May 7, 2014, the Compensation Committee approved the grant of restricted stock units to each of Messrs. Evanisko, Greenberg and Schaeffer with a grant date of May 12, 2014. All restricted stock units granted to our independent directors have a three year vesting schedule (34% the first year and 33% the second and third year each).
(2)

In accordance with the director compensation plan applicable to our independent directors, on May 7, 2014, the Compensation Committee approved the grant of options to purchase shares of our common stock to each of Messrs. Evanisko, Greenberg and Schaeffer. These options were granted on May 12, 2014, at an exercise price of $47.87 per share. The values reflected in the table above represent the grant date fair value of such options computed in accordance with ASC 718, excluding the impact of estimated forfeitures. Assumptions used in the calculation of these amounts in 2014 are included in Note 1 to our consolidated audited financial statements for the fiscal year ended December 31, 2014 included in Part II of our annual report on Form 10-K. The aggregate number of shares that were subject to option awards outstanding as of December 31, 2014 for each of these directors is as follows: 79,000 for Mr. Evanisko, 73,892 for Mr. Greenberg (47,400 which are for Mr. Greenberg and 26,492 that are in the Jack M. Greenberg 2013 Quintiles Irrevocable Trust 2) and 58,950 for Mr. Schaeffer. All option awards granted to our independent directors have a three year vesting schedule (34% the first year and 33% the second and third year each) and expire 10 years from the date of grant.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2014:

Equity Compensation Plan Information

Plan Category	Number of Securities to be issued Upon Exercise of Outstanding Options, Warrants and Rights, (a)	Weighted Average Exercise Price of Outstanding Options, Warrants, Rights and Restricted Shares (b) (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Related in Column (a)) (c)
Equity compensation plans approved by security holders	9,218,621	$29.15	8,369,995(2)
Equity compensation plans not approved by security holders	—	—	2,453,968(3)

Total	9,218,621	$29.15	10,823,963

(1)	The weighted average exercise price relates solely to outstanding stock option shares because shares subject to restricted stock units have no exercise price.
(2)	Includes shares issuable upon exercise of outstanding options and restricted stock units.
(3)	Consists of shares of common stock available for issuance under our employee stock purchase plan.

PROPOSAL TWO — ADVISORY (NONBINDING) VOTE ON EXECUTIVE COMPENSATION

As discussed in the Compensation Discussion and Analysis section of this proxy statement our compensation strategy focuses on providing a total compensation package that is designed to attract and retain high-caliber executives by incentivizing them to achieve company and individual performance goals and closely aligning these goals with shareholder interests. Our philosophy reflects our emphasis on pay for performance and on long-term value creation for our shareholders.

As required by Section 14A of the Exchange Act, we are providing shareholders with an advisory (nonbinding) vote on the compensation of our named executive officers as described in this proxy statement. This proposal, known as a “Say-on-Pay” proposal, is designed to give our shareholders the opportunity to endorse or not endorse our Company’s executive compensation program through the following resolution:

“Resolved, that the shareholders approve, on an advisory (nonbinding) basis, the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other narrative disclosure.”

When you cast your vote, we urge you to consider the description of our executive compensation program contained in the CD&A and the accompanying tables and narrative disclosure.

Because your vote is advisory, it will not be binding upon our Board, will not overrule any decision by our Board and will not create or imply any additional fiduciary duties on our Board or any member thereof. However, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Our Board of Directors recommends that each shareholder vote FOR Proposal Two to approve our executive compensation as described in this proxy statement.

PROPOSAL THREE — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee, pursuant to its charter, has appointed PricewaterhouseCoopers LLP as our Company’s independent registered public accounting firm to audit the consolidated financial statements of our Company and its subsidiaries and our Company’s effectiveness of internal control over financial reporting for the year ending December 31, 2015.

While our Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, our Audit Committee and our Board of Directors are requesting, as a matter of policy, that our shareholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Our Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. If the appointment of PricewaterhouseCoopers LLP is not ratified by a majority of the votes cast for and against this proposal at the Annual Meeting, our Audit Committee will consider the appointment of other independent registered public accounting firms. Even if the appointment is ratified, our Audit Committee may change the appointment at any time if it determines that the change would be in the best interests of our Company or our shareholders.

PricewaterhouseCoopers LLP has served as our independent auditor since 2002. We believe that PricewaterhouseCoopers LLP’s long-term knowledge of our Company has enabled it to perform its audits with effectiveness and efficiency.

Audit Committee Report

The Audit Committee of the Board of Directors of Quintiles Transnational Holdings Inc. (the “Company”) acts on behalf of the Board of Directors in providing oversight with respect to (1) the quality and integrity of the Company’s financial statements and internal accounting and financial controls, (2) all audit, review and attest services relating to the Company’s financial statements and internal controls, including the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm and pre-approval of all audit and non-audit services provided by such firm, and (3) the performance of the Company’s internal audit department, and the Audit Committee assists the Board of Directors and the Governance Committee of the Board of Directors in the oversight of the Company’s compliance with legal and regulatory requirements. The Audit Committee also is responsible for the review and approval of related person transactions and other matters as described in its written charter adopted by the Board of Directors, a copy of which is posted on the Company’s website at www.quintiles.com/investors. The Audit Committee is composed solely of directors who meet the independence requirements of the New York Stock Exchange LLC, including the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements and management’s assessment and report on the effectiveness of the Company’s internal controls. The Audit Committee has also discussed with the independent registered public accounting firm the matters required by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm such firm’s independence. The Audit Committee routinely meets privately with the Company’s Chief Financial Officer and Controller, the Company’s internal auditor and the Company’s independent registered public accounting firm.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Jack M. Greenberg, Chairman

Michael J. Evanisko

Leonard D. Schaeffer

Independent Registered Public Accounting Firm’s Fees

We paid the following fees to PricewaterhouseCoopers LLP for 2014 and 2013 (in thousands):

	2014	2013
Audit(1)	$4,481	$4,990
Audit-related(2)	—	—
Tax-related(3)	354	45
All other fees(4)	587	122

Total fees	$5,422	$5,157

(1)	Audit Fees consisted of fees for the audit of our consolidated annual financial statements, the review of interim financial statements in our quarterly reports on Form 10-Q and the performance of audits in accordance with statutory requirements. In 2014 and 2013, Audit Fees also included fees associated with other SEC filings related to registration statements and our equity issuances. The other SEC filings related to registration statements and our equity issuances in 2013 included filings associated with the IPO.
(2)	Audit-Related Fees generally consist of fees for financial and tax due diligence assistance related to mergers and acquisitions activity, employee benefit plan audits, advice regarding the application of generally accepted accounting principles to proposed transactions, special reports pursuant to agreed-upon procedures, contractually required audits and compliance assessments. We did not incur any audit-related fees in 2014 or 2013.
(3)	Tax-related fees consisted of tax compliance, related planning and assistance with tax refund claims, and tax consulting and advisory services for our foreign subsidiaries.
(4)	All Other Fees consisted of accounting research software and other services. Our Audit Committee has adopted procedures requiring Committee review and approval in advance of all particular engagements for services provided by our independent registered public accounting firm. Consistent with applicable laws, the procedures permit limited amounts of services, other than audit, review or attest services, to be approved by one or more members of our Audit Committee pursuant to authority delegated by our Audit Committee, provided our Audit Committee subsequently is informed of each particular service approved by delegation. All of the engagements and fees for 2014 and 2013 were approved by our Audit Committee. Our Audit Committee reviews with PricewaterhouseCoopers LLP whether the non-audit services to be provided are compatible with maintaining the independent registered public accounting firm’s independence. Non-audit services consist of those described above as included in the Tax-related and All Other Fees categories.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Our Board of Directors recommends that each shareholder vote FOR the approval of Proposal Three to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 5, 2015 by:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known to us to beneficially own more than 5% of our outstanding shares of common stock.

Except as otherwise indicated, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the address for each of the named individuals is 4820 Emperor Blvd., Durham, North Carolina 27703.

The number of shares beneficially owned by each shareholder is determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. Under those rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of stock options held by the respective person or group that may be exercised and/or restricted stock units which may vest within 60 days of March 5, 2015. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to stock options exercisable and/or restricted stock units vesting within 60 days after March 5, 2015 are reflected in the table below and included as outstanding and beneficially owned for that person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. The percentages of shares outstanding provided in the table are based on a total of 124,797,705 shares of our common stock outstanding on March 5, 2015.

For more information regarding our relationships with certain of the persons named below, see “Certain Relationships and Related Person Transactions.”

Notwithstanding the ownership information regarding our common stock presented below, the Shareholders Agreement governs the exercise of the voting rights of the shareholders party thereto with respect to the election of directors and certain other material events. See “Proposal One—Election of Four Class II Directors” and “Certain Relationships and Related Person Transactions.”

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
5% or Greater Shareholders
Parties to the Shareholders Agreement(1)	51,622,962	41.4%
Dennis B. Gillings, CBE, Ph.D. and affiliates(2)	16,027,183	12.7%
Bain Capital and related funds(3)	15,629,782	12.5%
TPG Funds(4)	11,207,612	9.0%
Affiliates of 3i(5)	9,758,385	7.8%
Wellington Management Group, LLP(6)	6,758,095	5.4%
AllianceBernstein LP(7)	6,729,209	5.4%
Temasek Life Sciences Private Limited(8)	6,383,856	5.1%
Directors and Executive Officers
Thomas H. Pike(9)	477,160	*
Kevin K. Gordon(10)	190,000	*
James H. Erlinger III(11)	37,500	*
Michael I. Mortimer(12)	505,000	*
Fred E. Cohen, M.D., D.Phil.(13)	—	—
John P. Connaughton(14)	—	—
Jonathan J. Coslet(15)	—	—
Michael J. Evanisko(16)	55,550	*
Mireille Gillings, Ph.D.(17)	14,330,608	11.4%
Christopher R. Gordon(18)	—	—
Jack M. Greenberg(19)	70,042	*
John M. Leonard, M.D.	—	—
Richard Relyea(5)	—	—
Leonard D. Schaeffer(20)	193,550	*
All directors and executive officers as a group (14 individuals)(21)	15,354,410	12.1%

* Less than 1%

(1)	Includes shares of common stock (but no shares underlying exercisable stock options) outstanding as of March 5, 2015 directly held by the following persons who are parties to the Shareholders Agreement: Dr. Gillings, Dr. Gillings’ daughter, the GFEF Limited Partnership, the Gillings Family Foundation, GF Investment Associates LP, the Bain Capital Entities, the TPG Funds and the 3i Funds (each as defined below).
(2)	Includes the following shares over which Dr. Gillings may be deemed to have beneficial ownership: (a) 1,000,000 shares of common stock underlying stock options exercisable within 60 days of March 5, 2015 held by Dr. Gillings and (b) the following shares over which Dr. Gillings may be deemed to exercise shared voting and investment control: 161,699 shares held by the GFEF Limited Partnership, of which Dr. Gillings is the general partner; and 163,556 shares held by the Gillings Family Foundation, of which Dr. Gillings is the president and director. Dr. Gillings disclaims beneficial ownership of all shares held by the Gillings Family Foundation and the GFEF Limited Partnership, except to the extent of his pecuniary interest therein. Certain shares directly owned by Dr. Gillings have been pledged as security for a personal loan. These shares also include the following shares over which Susan Gillings Gross (Dr. Gillings’ daughter) may be deemed to have beneficial ownership: (a) 39,678 shares held directly by Ms. Gross and (b) 1,656,897 shares held by GF Investment Associates LP, which is managed by Ms. Gross. Ms. Gross disclaims beneficial ownership of the shares held by GF Investment Associates LP, except to the extent of her pecuniary interest therein.

(3)	Bain Capital and related funds beneficially own 15,629,782 shares, consisting of (a) 15,589,253 shares of common stock held by Bain Capital Integral Investors 2008, L.P., or Integral Investors, whose managing partner is Bain Capital Investors, LLC, or BCI; (b) 38,344 shares of common stock held by BCIP TCV, LLC, or BCIP TCV, whose administrative member is BCI; and (c) 2,185 shares of common stock held by BCIP Associates—G, or BCIP—G, whose managing partner is BCI. As a result of the relationships described above, BCI may be deemed to share beneficial ownership of the shares held by each of Integral Investors, BCIP TCV and BCIP—G, which we refer to collectively as the Bain Capital Entities. The governance, investment strategy and decision-making process with respect to investments held by the Bain Capital Entities is directed by BCI’s Global Private Equity Board, or GPEB, which is comprised of the following individuals: Steven Barnes, Joshua Bekenstein, John Connaughton, Paul Edgerley, Stephen Pagliuca, Michel Plantevin, Dwight Poler, Jonathan Zhu and Stephen Zide. By virtue of the relationships described in this footnote, GPEB may be deemed to exercise voting and dispositive power with respect to the shares held by the Bain Capital Entities. Each of the members of GPEB disclaims beneficial ownership of such shares to the extent attributed to such member solely by virtue of serving on GPEB. Each of the Bain Capital Entities has an address c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, MA 02116.
(4)	The TPG Funds beneficially own 11,207,612 shares, consisting of (a) 10,650,307 shares held by TPG Quintiles Holdco II, L.P., a Delaware limited partnership, or Holdco II, whose general partner is TPG Advisors V, Inc., a Delaware corporation; and (b) 557,305 shares held by TPG Quintiles Holdco III, L.P. a Delaware limited partnership, or Holdco III, whose general partner is Tarrant Advisors, Inc., a Texas corporation. Holdco II, and Holdco III are collectively referred to as the TPG Funds. David Bonderman and James G. Coulter are officers and sole shareholders of each of TPG Advisors III, Inc., TPG Advisors V, Inc. and Tarrant Advisors, Inc. and may therefore be deemed to be the beneficial owners of the shares held by the TPG Funds. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares held by the TPG Funds except to the extent of their pecuniary interest therein. The address of each of TPG Advisors III, Inc., TPG Advisors V, Inc., Tarrant Advisors, Inc. and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(5)	3i and its affiliates beneficially own 9,758,385 shares, consisting of (a) 5,205,610 shares directly held by 3i US Growth Healthcare Fund 2008 L.P., or 3i Healthcare, (b) 2,490,255 shares directly held by 3i U.S. Growth Partners L.P., or 3i Partners, (c) 696,797 shares held directly by 3i Growth Capital (USA) M L.P., or 3i Capital M, (d) 1,052,164 shares directly held by 3i Growth Capital (USA) E L.P., or 3i Capital E, (e) 156,779 shares directly held by 3i Growth Capital (USA) D L.P., or 3i Capital D, and (f) 156,780 shares directly held by 3i Growth Capital (USA) P L.P., or 3i Capital P, and together with 3i Healthcare, 3i Partners, 3i Capital M, 3i Capital E and 3i Capital D, the 3i Funds. The general partner of each of the 3i Funds is 3i U.S. Growth Corporation. Investment and divestment decisions are made by the board of directors of 3i Corporation, which is the manager of each of the 3i Funds and an indirect wholly owned subsidiary of 3i Group plc, a public company listed on the London Stock Exchange. Mr. Relyea, who is a member of the board of directors of 3i Corporation, disclaims beneficial ownership of the shares held by the 3i Funds solely by virtue of his serving on the board of directors of 3i Corporation. The business address of Mr. Relyea and 3i Corporation (which is a manager of each of the 3i Funds) is c/o 3i Private Equity, One Grand Central Place, 60 E. 42nd Street, Suite 4100, (@Vanderbilt), New York, NY 10165.
(6)	As reported by Wellington Management Group LLP in a Schedule 13G/A filed with the SEC on February 12, 2015, which reported holdings as of December 31, 2014. The Schedule 13G/A states that Wellington Management Group LLP has shared dispositive power with respect to all of such shares and shared voting power with respect to 718,043 of such shares. The principal business address of Wellington Management Group LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.
(7)	As reported by AllianceBernstein L.P. in a Schedule 13G filed with the SEC on February 12, 2015, which reported holdings as of December 31, 2014. The Schedule 13G states that AllianceBernstein L.P. has sole voting power with respect to 6,193,737 shares, shared voting power with respect to 0 of such shares, sole dispositive power with respect to 6,728,409 shares, and shared dispositive power with respect to 800 of such shares. The principal business address of AllianceBernstein L.P. is 1345 Avenue of the Americas, New York, NY 10105.

(8)	Temasek Life Sciences Private Limited, or Temasek Life Sciences, is a direct wholly-owned subsidiary of Fullerton Management Pte Ltd, or FMPL, which in turn is a direct wholly-owned subsidiary of Temasek Holdings (Private Limited), or Temasek. By virtue of FMPL’s direct ownership, and Temasek’s indirect ownership, of 100% of Temasek Life Sciences, FMPL and Temasek may be deemed to beneficially own the shares held by Temasek Life Sciences. The principal business address of Temasek, FMPL and Temasek Life Sciences is 60 B. Orchard Road #06-18 Tower 2, The Atrium @ Orchard, Singapore 238891.
(9)	Consists of 38,580 shares purchased by Mr. Pike in May 2012 and 438,580 shares of common stock underlying stock options exercisable within 60 days of March 5, 2015.
(10)	Consists of 190,000 shares of common stock underlying stock options exercisable within 60 days of March 5, 2015.
(11)	Consists of 37,500 shares of common stock underlying stock options exercisable within 60 days of March 5, 2015.
(12)	Consists of 50,000 shares of common stock issued pursuant to our stock incentive plans that are held by the Michael I. Mortimer Irrevocable Trust, which is controlled by Mr. Mortimer, and 455,000 shares of common stock underlying stock options exercisable within 60 days of March 5, 2015. Mr. Mortimer retired from his position as Executive Vice President, Human Resources and Corporate Administration effective as of May 12, 2014.
(13)	Dr. Cohen, who is one of our directors, is a TPG Partner. Dr. Cohen has no voting or investment power over and disclaims beneficial ownership of the shares held by the TPG Funds. The address of Dr. Cohen is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(14)	Does not include shares of common stock held by the Bain Capital Entities. Mr. Connaughton is a Managing Director of BCI and a member of GPEB and as a result, and by virtue of the relationships described in footnote 3 above, may be deemed to share beneficial ownership of the shares held by the Bain Capital Entities. The address for Mr. Connaughton is c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, MA 02116.
(15)	Mr. Coslet, who is one of our directors, is a TPG Partner. Mr. Coslet has no voting or investment power over and disclaims beneficial ownership of the shares held by the TPG Funds. The address of Mr. Coslet is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(16)	Consists of 5,400 shares of common stock issued pursuant to our stock incentive plans and 50,150 shares of common stock underlying stock options exercisable within 60 days of March 5, 2015.
(17)	Dr. Mireille Gillings, who is one of our directors, is married to Dr. Gillings and as such may be deemed a beneficial owner of the shares beneficially owned by Dr. Gillings. Dr. Mireille Gillings disclaims beneficial ownership of all shares beneficially owned by Dr. Gillings, except to the extent of her pecuniary interest therein.
(18)	Does not include shares of common stock held by the Bain Capital Entities. Mr. Gordon is a Managing Director of BCI and as a result may be deemed to share beneficial ownership of the shares held by the Bain Capital Entities. The address for Mr. Gordon is c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, MA 02116.
(19)	Consists of 25,000 shares of common stock issued pursuant to our stock incentive plans and 45,042 shares of common stock underlying stock options exercisable within 60 days of March 5, 2015. All 25,000 shares of common stock and 45,042 shares of common stock underlying stock options are held for the benefit of members of Mr. Greenberg’s family.
(20)	Consists of (a) 100,000 shares of stock held by The Schaeffer Family Revocable Trust (of which Mr. Schaeffer is a trustee), (b) 63,450 shares of stock issued pursuant to our stock incentive plans and (c) 30,100 shares of common stock underlying stock options exercisable within 60 days of March 5, 2015. Mr. Schaeffer disclaims beneficial ownership of the shares held by The Schaeffer Family Revocable except to the extent of his pecuniary interest therein.
(21)	Includes common stock and common stock underlying stock options exercisable within 60 days of March 5, 2015 as described in footnotes (2, 5, 9–11 and 13–20), as applicable and without duplication.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2014, our Compensation Committee was composed of Messrs. Connaughton, Coslet, Evanisko, Greenberg, and Relyea. None of the members of the committee have at any time been an officer or employee of our Company or any of our subsidiaries. During 2014, none of our executive officers served as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our Board or our Compensation Committee.

Each member of our Compensation Committee was elected to our Board pursuant to the Shareholders Agreement, which as discussed above requires that all parties to the Shareholders Agreement vote in favor of the election of certain nominees designated in accordance with the Shareholders Agreement. Messrs. Connaughton, Coslet and Relyea are associated with Bain Capital, TPG and 3i, respectively, each of which is a party to the Shareholders Agreement. Information regarding our relationships with each of these entities and their affiliates is described below under “Certain Relationships and Related Person Transactions.”

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

Our Audit Committee is responsible for the review and approval of all related person transactions. In connection with the IPO, our Board adopted a written policy regarding the approval of related person transactions. For purposes of this policy, a related person transaction includes any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K adopted by the SEC. In reviewing proposed related person transactions, our Audit Committee considers all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to our Company, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest, and the actual or apparent conflict of interest of the related person. A related person transaction will not be approved unless it is determined that, upon consideration of all relevant information, the proposed related party transaction is in, or at least is not opposed to, the best interest of our Company and its shareholders.

Each of the following transactions was approved by our Audit Committee. Unless otherwise indicated, all percentages in this “Certain Relationships and Related Person Transactions” section are as of December 31, 2014.

PharmaBio Development Inc.

Our Executive Chairman, Dr. Gillings, is the sole director and the beneficial owner of 100% of PharmaBio Development Inc., a company that we spun off in December 2009. In connection with the spin-off, Quintiles Transnational and PharmaBio entered into a letter agreement (and in some cases, separate services agreements) providing for the continuation of certain development and commercialization services to third parties by Quintiles Transnational on behalf of PharmaBio. PharmaBio paid Quintiles Transnational $13.5 million for these services in the year ended December 31, 2014. In addition, in 2010, PharmaBio entered into a consulting services agreement with Quintiles Transnational pursuant to which Quintiles Transnational provides consulting services with respect to PharmaBio’s investments. PharmaBio did not pay any amounts under the consulting services agreement to Quintiles Transnational for the year ended December 31, 2014.

NovaQuest Pharma Opportunities Fund III, L.P.

In November 2010, we and PharmaBio, as well as a third party investor, each committed to invest $60 million as investors in the NovaQuest Pharma Opportunities Fund III, L.P., or the Fund. In November 2013, we sold $10 million of our commitment to a third party, leaving us a $50 million commitment. As of December 31, 2014, we have funded approximately $25 million (net of distributions subject to recall) of this commitment. As of that date, our commitment to invest approximated 10.9% of the Fund’s total commitments of $459.2 million. PharmaBio reduced its commitment to the Fund to $20 million following a sale of $40 million of its original $60 million commitment to certain investors for an undisclosed amount. Mr. Mortimer and Derek M. Winstanly, MBChB, our Executive Vice President, Chief Customer and Governance Officer and a former executive officer, have each committed to invest in less than a 1% interest in the Fund.

Dr. Gillings is a 6.94% limited partner of NQ HCIF General Partner, LP, which is the general partner of the Fund, or the GP, and a 9.99% owner of NQ HCIF GP, Ltd, which is the general partner of the GP, or GPLTD. PharmaBio is a 54.71% limited partner of the GP and a 55.01% owner of GPLTD. Dr. Gillings has an indirect interest in the GP and in GPLTD as a result of his ownership of PharmaBio, as discussed above. Mr. Mortimer and Dr. Winstanly are each less than 1% limited partners of the GP. Limited partners in the GP are entitled to receive distributions with respect to the GP’s carried interest in the Fund. The GP’s carried interest represents the right to receive a portion of the profit distributions from the Fund after the Fund’s investors have been repaid their capital contributions and a preferred return on those contributions. We and PharmaBio are not charged carried interest with respect to our limited partnership interests.

The Fund is managed by NovaQuest Capital Management, L.L.C., or the Management Company, of which PharmaBio owns 35% and Dr. Gillings owns 20%. The board of directors of GPLTD, makes all non-investment decisions for the GP and the Fund, as applicable; the investment committee of GPLTD approves all Fund investments and dispositions. PharmaBio is entitled to appoint one member of the management committee of the Management Company, which makes most decisions of the Management Company, and is entitled to appoint one director of GPLTD, which in each case serve as PharmaBio’s representatives. Dr. Gillings has an indirect interest in the Management Company as a result of his ownership in PharmaBio, as discussed above. The Management Company also advises PharmaBio.

We and PharmaBio have the right to invest in similar successor funds managed by the Management Company on substantially similar terms as we and PharmaBio, respectively, have in the Fund.

We have entered into non-exclusive preferred provider agreement with the Fund, pursuant to which the Fund will first allow us the opportunity to provide any outsourcing services to the Fund, provided the pricing terms are consistent with those we charge to third party customers buying comparable services on comparable terms and conditions. We do not make or receive any payments in connection with the preferred provider agreement. As of the date of this proxy statement, we have not entered into any transactions with the Fund, or in connection with any Fund investment, involving outsourcing services, pursuant to the preferred provider agreement or otherwise, but we anticipate that we may do so in the future.

We also have entered into a non-exclusive services agreement with the Fund, pursuant to which we may provide a variety of services to the Fund on an arm’s length basis, including due diligence support and strategic and planning expertise. Prices charged to the Fund equal, as near as reasonably practicable, the prices we charge to third-party customers buying comparable services on comparable terms and conditions. We did not receive any payments from the Fund in 2014.

We also entered into agreements with the Management Company in connection with the formation of the Fund. Under a service marks assignment agreement, we assigned the Management Company the service mark registrations for the NovaQuest name until the dissolution or cessation of the business of the Management Company or such date that the Management Company is no longer managing a private equity fund with at least $100 million in capital commitments or capital contributions. The Management Company has in turn licensed the service mark to the Fund.

Shareholders Agreement

We are currently party to the Shareholders Agreement with Dr. Gillings and his affiliates, Bain Capital, the TPG Funds, and 3i. The parties to the Shareholders Agreement have agreed to vote their shares to elect members of our Board as set forth therein. See “Proposal One—Election of Directors—Voting Requirements Under the Shareholders Agreement.” In order to facilitate our Company’s transition to full compliance with the applicable

NYSE listing rules following our loss of “controlled company” status in November 2014, the parties amended and restated the Shareholders Agreement in February 2015 to, among other things, revise the shareholders’ voting and nomination rights and obligations.

In addition, the Shareholders Agreement continues to require that any transaction entered into between us or any of our subsidiaries and any shareholder, or affiliate or associate of any shareholder, will require the affirmative vote of a majority of our Board with the nominee(s) of the interested shareholder abstaining from such vote. The Shareholders Agreement also requires a majority of our Board to approve any asset divestiture in excess of $10 million.

Registration Rights Agreement

We are party to an amended and restated registration rights agreement with Dr. Gillings and his affiliates, Bain Capital, the TPG Funds, 3i and Temasek Life Sciences Private Limited. We refer to this agreement, as most recently amended in February 2015, as the Registration Rights Agreement. The Registration Rights Agreement provides the shareholders party to the agreement with the right to require us to register their equity securities under the Securities Act. In addition, in most circumstances when we propose (other than pursuant to a demand registration) to register any of our equity securities under the Securities Act, the shareholders party to the Registration Rights Agreement will have the opportunity to register their registrable securities on such registration statement. We are required to pay the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares under the Registration Rights Agreement. The Registration Rights Agreement also contains certain restrictions on the sale of shares by the investors party to that agreement, as well as customary indemnification provisions.

Share Repurchases

On May 28, 2014, we completed the repurchase of 3,287,209 shares of our common stock for $50.23 per share from TPG Quintiles Holdco, L.P., one of the TPG Funds, in a private transaction for an aggregate purchase price of approximately $165.1 million. The repurchase price per share of common stock was equal to 98% of the closing market price of our common stock on the NYSE on May 27, 2014 (which was $51.26).

On November 10, 2014, we completed the repurchase of 4,303,666 shares of our common stock for $58.09 per share for an aggregate purchase price of approximately $250.0 million from certain parties to the Registration Rights Agreement. The repurchase price per share of common stock was equal to the price paid by the underwriter in a concurrent secondary offering by the selling shareholders.

Other Transactions

Dr. Gillings provides extensive use of the airplane owned and operated by GFM for business-related travel services for himself and other of our employees. Under the terms of Dr. Gillings’ employment agreement with us, we reimburse GFM for our business use of the airplane at an hourly rate of $13,502, up to $2.5 million per year. During the year ended December 31, 2014, we reimbursed GFM for the business use of the airplane with cash payments totaling approximately $1.8 million.

Dr. Mireille Gillings, who is one of our directors and is married to Dr. Gillings, is the president, chief executive officer, executive chair and a director of HUYA. Dr. Winstanly is also a director of HUYA. Dr. Mireille Gillings, Dr. Gillings, PharmaBio and Dr. Winstanly own 27%, 34%, 5% and less than 1% interests, respectively, in HUYA on a fully diluted basis. In January 2010, we entered into a collaboration agreement with HUYA, to fund up to $2.3 million of HUYA’s research and development activity for a specific compound. The funding consisted of $1.0 million in cash that was paid during 2010 and $1.3 million of services that were provided by us during 2011 and 2012. In return for the $2.3 million in funding, we could have received milestone payments which contractually would not have exceeded $16.5 million excluding interest if certain events had occurred. In February 2015, we and HUYA agreed to terminate the collaboration agreement. In connection with the termination, HUYA agreed to pay us $5.0 million to satisfy all of HUYA’s various payment obligations under the collaboration agreement.

In addition, we have entered into a number of contracts with HUYA, mostly in Asia, under which we will provide additional services on a fee for services basis at arm’s length and at market rates, including contracts entered into during the year ended December 31, 2014 requiring us to provide up to $416,000 of such services. During the year ended December 31, 2014, we provided approximately $2.3 million of services under these contracts.

Dustin Gross, Dr. Gillings’ son-in-law, serves as Strategic Business Development Director. Mr. Gross received total compensation in respect of base salary and bonuses of $145,721 for the year ended December 31, 2014. Mr. Gross also participates in other employee benefit plans and arrangements that are made generally available to other employees at his level.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely upon a review of the copies of such forms furnished to us for the year ended December 31, 2014, and the information provided to us by those persons required to file such reports, no such person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis during the year ended December 31, 2014.

OTHER MATTERS

Other Business

Our Board knows of no other business that will be presented for consideration at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote with respect to such business in accordance with their best judgment.

Availability of Form 10-K

We will provide copies of our annual report on Form 10-K for the year ended December 31, 2014, including the financial statements, schedules and list of exhibits, and any particular exhibit specifically requested, without charge to any shareholder who makes a written request to James H. Erlinger III, Corporate Secretary, 4820 Emperor Blvd., Durham, North Carolina 27703. Our annual report on Form 10-K and other SEC filings may also be accessed at www.sec.gov or on our website at www.quintiles.com/investors.

By Order of the Board of Directors

James H. Erlinger III

Executive Vice President,

General Counsel and Secretary

Dated: March 23, 2015

APPENDIX A—ADJUSTED INCOME FROM OPERATIONS RECONCILIATION

Use of Non-GAAP Financial Measure

This proxy statement includes adjusted income from operations which is a financial measure not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company believes that non-GAAP adjusted income from operations provides useful supplemental information to management and shareholders regarding the underlying performance of the Company’s business operations and is more indicative of core operating results as it excludes certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the Company’s business. Adjusted income from operations is a performance measure only and does not measure the Company’s cash flows or liquidity. It is not an alternative for measures of financial performance prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. Shareholders are encouraged to review the reconciliation below of adjusted income from operations to measure income from operations as reported in the Company’s consolidated financial statements.

Adjusted Income from Operations Reconciliation

(In Thousands)	2013	2014
Adjusted Income from Operations:
Income from Operations as Reported	$462,333	$590,390
Restructuring Costs	14,071	8,988
Management Fees	27,694	—

Adjusted Income from Operations	$504,098	$599,378

A-1

APPENDIX B—SURVEY DATA

Mercer HR Consulting US Executive Survey Report

Scope: Life Sciences Participants

Abbott Laboratories	AbbVie, Inc.	Accellent, Inc.
ArjoHuntleigh	Baxter Healthcare Corporation of Puerto Rico, Inc.	Baxter International, Inc.
BioMarin Pharmaceutical, Inc	Cardinal Health, Inc.	CSL, Ltd.
Daiichi Sankyo, Inc	ECONET, Inc. – Unigen, Inc.	Edwards Lifesciences, LLC
Forest Laboratories, Inc.	Forest Laboratories, Inc. – Forest Pharmaceuticals, Inc.	Gambro Americas
General Electric – Healthcare	Henry Schein	Henry Schein – Global Animal Health
Henry Schein – U.S. Dental	Hitachi Chemical Research Center	Howard Hughes Medical Institute
IDEXX Laboratories	Kimberly-Clark Corporation – Healthcare	Lonza North America – Biologics
Maquet Getinge Group	Medpace, Inc.	Medtronic, Inc.
Mylan, Inc.	Novo Nordisk, Inc.	Novozymes BioAg, Inc.
Novozymes, North America Inc.	Novozymes US – Biofuels	Novozymes US – Biologicals
Novozymes US – Biopharma	Perrigo Company	Perrigo Company – Perrigo Diabetes Care
Perrigo Company – Sergeants Pet Care	Pfizer, Inc.	PL Developments, LLC
PPD	W.L. Gore & Assoc. Inc., Medical Products Division	Zimmer Holdings, Inc
Zimmer Holdings, Inc. – Zimmer Dental	Zimmer Holdings, Inc. – Zimmer Orthobiologics	Zimmer Holdings, Inc. – Orthopedic Surgical Products
Zimmer Holdings, Inc. – Zimmer Spine	Zimmer Holdings, Inc. – Zimmer Trabecular Metal Technology

Towers Watson Survey Report on Top Management Compensation

Complete list of survey participants is below.

This list was filtered to companies that met our size and adjusted revenue scope.

Towers Watson did not release the list of specific companies that met our criteria.

AAA	Accident Fund Insurance	AgFirst
AGL Resources	AgStar Financial Services	Alfa Laval, Inc.
Alliant Energy	Alpha Packaging	Amcor Rigid Plastics USA
American Cancer Society, Inc.	American Commercial Lines	American Enterprise
American Heart Association	American University	Ames True Temper
Amica Mutual Insurance	Applied Research Associates	Asahi Kasei Plastics NA, Inc.
ASCO – Valve	A-T Solutions	Auto Club Group
Automobile Club of Southern California	Axcess Financial Services, Inc.	B Braun Medical
Bain & Company	Bar Plan Mutual Insurance Company	Baylor College of Medicine
Baylor Healthcare System	BBA Aviation	Bemis Manufacturing Company
Bi-Lo Holdings, Inc.	Black Hills	BlueCross BlueShield of Arizona
BlueCross BlueShield of Louisana	BlueCross BlueShield of Tennessee	BlueCross of Idaho
Board of Pensions	Boddie-Noell Enterprises, Inc.	Bosch Packaging Services
Boy Scouts of America	Boyd Gaming	Bradley
Brickman Group	Bridgepoint Education	Bridgestone Americas
Bristow Group	Brookdale Senior Living	Brotherhood Mutual Insurance
Brownells, Inc.	Bryant University	Build-A-Bear Workshop
Burgess & Niple	Cablevision Systems	CACI International
Caelum Research Corporation	California Casualty Management	California Dental Association
Cambia Health Solutions	Camcraft	CareFirst BlueCross BlueShield
Carlson	Carolinas Health System	CDM Smith
CEMEX, Inc.	CF Industries	Chamberlin Group, Inc.
Chelan County Public Utility Disctrict	Chicago Transit Authority	Children’s Healthcare of Atlanta
CHS	Chumash Employee Resource Center	Church of Jesus Christ of Latter- day Saints
Citizens Energy Group	City of Chicago	City of Garland
City of Greensboro	City of Houston	City of Las Vegas
City of Philadelphia	ClubCorp, Inc.	CNH Industrial
CNL Financial Group	Coca-Cola Bottling	Coca-Cola Refreshments
Collin County	Colonia Williamsburg Foundation	Colorado Spings Utilities
Colsa	CommScope	Community Health Network
Community Preservation Corporation	ConnectiCare Capital LLC	Copper Point
Corinthian Colleges	Cornell University	Corrections Corporation of America

Cosmopolitan of Las Vegas	Cox Enterprises	CST Brands
CTI BioPharma	CUNA Mutual	Deceuninck
Decurion	Delaware North	Delhaize America
DENSO International	DePaul University	Diebold
Doherty Employer Services	Dole Foods	Duke Realty
EA Sween Company	Eclipse, Inc.	Ecova
Elizabeth Arden	EMCOR Group	Emerson Electric
Emory University	Energy Future Holdings	Energy Solutions
EnerNOC	Environmental Chemical Corporation	Erickson Retirement Communities
Erie Insurance	ESCO Technologies	Etnyre International Limited
Farm Credit Bank of Texas	Farm Credit Foundations	Federal Reserve Bank of Atlanta
Federal Reserve Bank of Boston	Federal Reserve Bank of Dallas	Federal Reserve Bank of Minneapolis
Federal Reserve Bank of Philadelphia	Federal Reserve Bank of St. Louis	Federal Reserve Board
FedEx Express	Fermi National Accelerator Laboratory	Ferro Corporation
First Citizens Bank	First Interstate Bank	FleetPride, Inc.
Fleetwood Group	Flexcon Company, Inc.	Flexible Steel Lacing
Fluor Federal Petroleum Operations	Fortun Brands Home & Security	Freeman Dallas
Froedtert Health	G&K Services	Gannett
Genesis Energy	Gentiva Health Services	Georgia Institute of Technology
Giant Eagle	Girl Scouts of the USA	GKN
Glazer’s Distributors	GOJO Industries	Gold Eagle
Graco	Grande Cheese	Great American Insurance
Grow Financial Federal Credit Union	GROWMARK	GTECH
Guidestone Financial Resources	H.D. Vest Financial Services	Habitat for Humanity International
Harris Health System	Hazelden Foundation	HDR, Inc.
Health Net	Hendrickson	Henry Ford Health Systems
High Industries, Inc.	Hillenbrand, Inc.	Hitachi Computer Products
HNI	HNTB	Hu-Friedy Manufacturing Company, Inc.
Humana	Hunter Industries	Huntington Memorial Hospital
ICF International	ICW Group	IDEX Corporation
II-VI	Indiana Farm Bureau Insurance	Ingram Industries
Insperity	Institute for Defense Analyses	IEEE
Integra Lifesciences Corporation	INTEGRIS Health	International Electric Supply
Intertape Polymer Corporation	Invacare Corporation	Ion Beam Applications
Iron Mountain	Irvine	Itochu International
J.R. Simplot	Jacobs Technology	Jefferson Sciences Associates

Johns Hopkins University	Johnson Outdoors	Joint Commission
Jones Lang LaSalle	Judicial Council of California	K. Hovnanian Companies
Kansas City Southern	Keihin North America	Kronos Worldwide
L.L. Bean	Laboratory Corporation of America	Lake Federal Bank
Lake Region Medical	Land O’Frost	Lantech.com
Las Vegas Sands Corporation	LBrands	Learning Care Group
Legal & General America	Leggett and Platt	Leupold & Stevens
LG&E and KU Energy	Lhoist North America	Liberman Research Worldwide
Littlefuse	Little Lady Foods	LSK Sky Chefs
Lubrizol	Lutron Electronics	M.A. Mortensen Company
Malco Products, Inc.	Manpower	ManTech International
MAPFRE USA	Maricopa County Office of Management & Budget	Maricopa Integrated Health System
Marshfield Clinic	Maschhoffs	Mayo Clinic
McCain Foods USA	McGladrey LLP	Medical Center of Central Georgia
Medical College of Wisconsin	Medical Mutual of Ohio	Merrill
Metagenics	MFS Investment Management	MGM Resorts International
Midwestern University	Mine Safety Appliances	Minneapolis School Disctrict
Minnesota Management & Budget	Missouri Department of Conservation	Missouri Department of Transportation
Mitsubishi International	Molex	MoneyGram International
MRI Global	MTS Systems	MultiPlan
Mutual of Omaha	National Academics	National Futures Association
National Interstate	National Louis University	Nature’s Sunshine Products
Navy Exchange Enterprise	NCCI Holdings	NCQA
NRG Energy	NYU Langone Medical Center	Oil-Dri Corporation of America
Old Dominion Electric	Orbital Science Corporation	Orlando Health
Pampered Chef	Papa John’s	Patterson Companies
Pattonair	Paycor	Paylocity
Penn State Hershey Medical Center	Pepper Construction Company	PM
PMA Companies	Port Authority of Allegheny County	Port Authority of NY & NJ
Port of Portland	Port of Seattle	Preferred Mutual Insurance Company
Preformed Line Products	Premera BlueCross	Primerica Life
Project Management Institute	Property Casualty Insurers Association of America	QBE the Americas
QTI Human Resources	Quad/Graphics	REA Magnet Wire Company
Recology	Regency Centers	Regions Financial
Rexnord Corporation	Rice University	Rice Tech
Rich Products	Rite-Hite Holding Corporation	RLI Insurance Company

RTC	Rust-Oleum	S&C Electric
Sabre Industries	Sage Publications	Salk Institute
Sally Beauty	Salt Lake County	Samuel Roberts Noble Foundation
San Antonio Water System	Sazerac Company	SCANA
Schoelle Corporation	Schwan Food	Seaman Corporation
Securus Technologies, Inc.	Seibels Bruce Group, Inc.	SEMCO Energy
Sentara Health Care	Sentry Insurance	Serco
Shands Health Care	Sharp Electronics	Smithfield Farmland
SMSC Gaming Enterprise	Sodexo	Solar Turbines
Sole Technology, Inc	Solo Cup	Southeastern Freight Lines
Southern Farm Bureau Life	Space Dynamics Laboratory	Space Telescope Science Institute
SpartanNash	Spectrum Health – Grand Rapids Hospitals	St. Cloud Hospital
St. Louis County Government	St. Luke’s Cornwall Hospital	Stampin’Up
Standard Motor Products	Star Tribune	State Corporation Commission
Storm Industries, Inc.	Subaru of Indiana Automotive, Inc	T System
Taylor	TaylorMade – adidas Golf Company	TDS Telecom
Tecolote Research, Inc.	Terumo BCT	Texas Children’s Hospital
Texas Mutual Insurance	TJX Companies	Travis County
Treasure Island Resort & Casino	Tribune	Trinity Consultants, Inc.
Trinity Health	True Value Company	Tufts Health Plan
Turner Broadcasting	UMB Financial Corporation	United American Insurance
United States Steel	United Way for Southeastern Michigan	UnitedHealth Group
Universal Studios Orlando	University of Alabama at Birmingham	University of Arkansas for Medical Science
University of California	University of California, Berkeley	University of Chicago
University of Georgia	University of Houston	University of Kansas Hospital
University of Miami	Univeristy of Michigan	University of Mississippi Medical Center
University of North Carolina Hospitals	University of Notre Dame	Univeristy of Richmond
University of Rochester	University of South Florida	Univeristy of Southern California
University of St. Thomas	University of Texas at Austin	Univeristy of Texas Health Science Center at Houston
University of Texas Health Science Center of San Antonio	University of Texas Southwestern Medical Center	Univeristy of Virginia
University of Wisconsin Medical Foundation	University of Wisconsin Hospital and Clinics	UPS
URS federal Services	US Xpress, Inc.	Utah Transit Authority
VACCO Industries	Vail Resorts Management	Valero Energy
Velcro Group	Veolia Transportation	Via Christi Health

Vi-Jon	Virginia Department of Transportation	Virginia Mason Medical Center
Virtua Health	Visiting Nurse Health System	W.C. Bradley
Wake Forest University	Walter Energy	Washington University in St. Louis
Wawa	Wayne Memorial Hospital	Wellmark BlueCross BlueShield
Wells’ Dairy	West Liberty Foods LLC	West Penn Allegheny Health System
West Virginia University Hospitals	Westfield Group	Westminster Communities of Florida
Weston Solutions, Inc.	Wheaton Communities of Florida	Whole Foods Market
Windstream Communications	Winpak Portion Packaging Limited	Wisconsin Physicians Service Insurance
World Vision International	WSI-SRS	Wyle Laboratories
XO Communications	Xtek, Inc.	Zeon Chemicals LP
Zimmer

☐	¢

QUINTILES TRANSNATIONAL HOLDINGS INC.

Proxy for Annual Meeting of Shareholders on May 7, 2015

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Thomas H. Pike, Kevin K. Gordon and James H. Erlinger III, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of QUINTILES TRANSNATIONAL HOLDINGS INC., to be held on May 7, 2015 at 9:00 a.m., local time, at the Sheraton Imperial Hotel & Convention Center, 4700 Emperor Blvd., Durham, North Carolina 27703, and at any postponements or adjournments thereof, as follows:

(Continued and to be signed on the reverse side.)

¢ 1.1	14475	¢

ANNUAL MEETING OF SHAREHOLDERS OF

QUINTILES TRANSNATIONAL HOLDINGS INC.

May 7, 2015

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The notice of meeting, proxy statement, form of proxy card and 2014 annual report are available at http://materials.proxyvote.com/74876Y

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

■	20433000000000000000 5	050715

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES, AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1. The election of four Class II directors.					2. An advisory (nonbinding) vote to approve executive compensation.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O Fred E. Cohen, M.D. O John P. Connaughton O John M. Leonard, M.D. O Leonard D. Schaeffer	Class II director Class II director Class II director Class II director
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES				3. The ratification of the appointment of PricewaterhouseCoopers LLP as Quintiles’ independent registered public accounting firm for the year ending December 31, 2015.	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, and FOR Proposals 2 and 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■